Exhibit 10.2

[Execution Version]

$800,000,000

REVOLVING CREDIT AGREEMENT,

dated as of October 25, 2013,

among

MARIPOSA INTERMEDIATE HOLDINGS LLC,
as Holdings,

MARIPOSA MERGER SUB LLC,
(to be merged with and into NEIMAN MARCUS GROUP LTD INC.)
as the Borrower,

THE CO-BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, NEW YORK BRANCH

and

RBC CAPTIAL MARKETS,

As Co-Syndication Agents,

BANK OF AMERICA, N.A.,

GENERAL ELECTRIC CAPITAL CORPORATION,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC,
RBC CAPITAL MARKETS(1),
BANK OF AMERICA, N.A.,
GE CAPITAL MARKETS, INC.,
J.P. MORGAN SECURITIES LLC, and
WELLS FARGO BANK, N.A.,
as Bookrunners and Arrangers,

BMO HARRIS BANK, N.A. and
SUNTRUST BANK,
as Senior Managing Agents

(1)  RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Co-Borrower Joinder Agreement
Exhibit G	U.S. Tax Compliance Certificate
Exhibit H	Form of Junior Lien Intercreditor Agreement
Exhibit I	FILO Intercreditor Provisions

Schedule 1.01(1)	Existing Letters of Credit
Schedule 1.01(2)	Co-Borrowers
Schedule 1.01(3)	Closing Date Conversions
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.06(2)	Possession under Leases
Schedule 3.07(1)	Subsidiaries
Schedule 3.12	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.16(1)	Owned Material Real Property
Schedule 3.16(2)	Leased Material Real Property
Schedule 3.19	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.15	Post-Closing Matters
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

v

REVOLVING CREDIT AGREEMENT, dated as of October 25, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), MARIPOSA MERGER SUB LLC, a Delaware limited liability company (“Merger Sub”), the Lenders party hereto from time to time, CREDIT SUISSE AG, NEW YORK BRANCH and RBC CAPITAL MARKETS, as co-syndication agents (in such capacities, the “Co-Syndication Agents”), BANK OF AMERICA, N.A., GENERAL ELECTRIC CAPITAL CORPORATION, JPMORGAN CHASE BANK, N.A. AND WELLS FARGO BANK, N.A., as co-documentation agents (in such capacities, the “Co-Documentation Agents”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”), as Swingline Lender (in such capacity, and as further defined in Section 1.01, the “Swingline Lender”), and as issuing bank (in such capacity, and as further defined in Section 1.01, the “Issuing Bank”).

RECITALS

(1)                                 Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and Canada Pension Plan Investment Board have formed Holdings, and pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 (the “Merger Agreement”), by and among NM MARIPOSA HOLDINGS, INC. a Delaware corporation,, Merger Sub and NEIMAN MARCUS GROUP LTD INC., a Delaware corporation formerly known as Neiman Marcus, Inc. (the “Company”), Merger Sub will merge (the “Merger”) with and into the Company, with the Company being the survivor of such Merger.  As used herein, the “Borrower” means Merger Sub prior to the consummation of the Merger and the Company thereafter.

(2)                                 In connection with the consummation of the Merger, (a) the Lenders have agreed to extend credit to the Borrower Parties in the form of Revolving Loans, Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed $800.0 million, (b) certain financial institutions have agreed to extend credit to the Borrower in the form of term loans under the Term Loan Credit Agreement (as defined herein) in an aggregate principal amount not to exceed $2,950.0 million and (c) the Sponsors and certain other equity investors (including members of the Company’s management) arranged by or designated by the Sponsors (such equity investors together with the Sponsors, the “Investors”) will, directly or indirectly, contribute to Holdings or another Parent Entity (as defined herein) cash or rollover equity in exchange for common equity of Holdings or such Parent Entity (and Holdings or such Parent Entity will contribute such cash and rollover equity to the common equity capital of Merger Sub) and the aggregate amount of such contributed cash or rollover equity will be no less than 22.5% of the sum of (i) the aggregate gross proceeds of the Loans borrowed on the Closing Date under this Agreement (excluding Letters of Credit), the aggregate gross proceeds of the term loans borrowed by the Borrower under the Term Loan Credit Agreement on the Closing Date and the aggregate gross cash proceeds from any sale of Senior Notes on or prior to the Closing Date, (ii) the aggregate outstanding principal amount of the Existing 2028

Debentures on the Closing Date and (iii) the amount of such cash and rollover equity contributed on the Closing Date after giving effect to the Transactions (such contribution, the “Equity Contribution”).

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Term Lenders” means, collectively, the Incremental Term Lenders and the Other Term Lenders.

“ABL Term Loan Commitments” means, collectively, the Incremental Term Loan Commitments and the Other Term Loan Commitments.

“ABL Term Loans” means, collectively, the Incremental Term Loans and the Other Term Loans.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1)                                 the Federal Funds Rate plus 1/2 of 1%;

(2)                                 the prime commercial lending rate published as of such day by the Administrative Agent as the “prime rate;” and

(3)                                 the LIBOR Quoted Rate plus 1%.

Any change in the ABR due to a change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate will be effective on the effective date of such change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate, as the case may be.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the ABR.  For the avoidance of doubt, all Swingline Loans will be ABR Loans.

“ABR Revolving Facility Borrowing” means a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the ABR.

“Acceptable Appraiser” means (a) Great American Appraisal & Valuation Services, LLC or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts (as defined in the UCC), including, whether or not constituting “accounts” (as defined in the UCC), any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance or arising out of the use of a credit or charge card or information contained on or used with such card (and whether same is an “Account” or “General Intangible” as defined in the UCC).  For the avoidance of doubt, “Accounts” will include all Credit Card Processor Accounts.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with Incremental Commitments, Incremental Term Loans or Other Term Loans; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Revolving Facility Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period divided by one minus the Statutory Reserves applicable to such Eurocurrency Revolving Facility Borrowing, if any

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(3).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Applicable Commitment Fee Percentage” means a percentage per annum equal to 0.25%.

“Applicable Margin” means, as of the Closing Date, (1) for ABR Loans, 0.50%, and (2) for Eurocurrency Revolving Loans, 1.50% and, after February 1, 2014, the percentages per annum determined in accordance with the pricing grid set forth below, based on Average Historical Excess Availability for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

Pricing Level	Average Historical Excess Availability	Applicable Margin for Eurocurrency Revolving Loans	Applicable Margin for ABR Loans
I	Greater than or equal to 66.7% of the Line Cap	1.25%	0.25%
II	Less than 66.7% of the Line Cap but greater than or equal to 33.3% of the Line Cap	1.50%	0.50%
III	Less than 33.3% of the Line Cap	1.75%	0.75%

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Arranger” means each of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Royal Bank of Canada, Bank of America, N.A., GE Capital Markets, Inc., J.P. Morgan Securities LLC and Wells Fargo Bank, N.A.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-Back Transaction) to any Person of any asset or assets of any Borrower Party or any Restricted Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the Revolving Facility Commitment of such Lender at such time exceeds (2) the aggregate Revolving Facility Credit Exposure (other than Revolving Facility Credit Exposure attributable to Swingline Loans) of such Lender at such time.

“Average Historical Excess Availability” means, for any period, the average daily Excess Availability for such period.

“Blocked Account” has the meaning assigned to such term in Section 5.11.

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.11.

“Below Threshold Asset Sale Proceeds” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning assigned to such term in the recitals to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrower Parties” means, as of any date, the Borrower and each Co-Borrower as of such date.

“Borrowing” means a group of Loans of a single Type made on a single date and, in the case of Eurocurrency Revolving Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of:

(1)                                 90% of the Eligible Accounts held by the Borrower Parties; plus

(2)                                 90% of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrower Parties; plus

(3)                                 100% of all Eligible Cash held by the Borrower Parties; less

(4)                                 Reserves.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by the Borrower and certified to the Administrative Agent.

“Borrowing Minimum” means $1,000,000 in the case of ABR Borrowings and $5,000,000 in the case of Eurocurrency Revolving Facility Borrowings.

“Borrowing Multiple” means $1,000,000 in the case of ABR Borrowings and Eurocurrency Revolving Facility Borrowings.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1.

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Revolving Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)                                 expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the Closing Date;

(2)                                 expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries;

(3)                                 interest capitalized during such period;

(4)                                 expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(5)                                 the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6)                                 the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7)                                 Investments in respect of a Permitted Acquisition;

(8)                                 the Merger; or

(9)                                 the purchase of property, plant or equipment made within 24 months of any Asset Sale to the extent purchased with the proceeds of such Asset Sale.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital One” means Capital One, National Association, together with its Affiliates.

“Capital One Agreements” means the Second Amended and Restated Credit Card Program Agreement, dated as of July 15, 2013, among The Neiman Marcus Group, Inc., a Delaware corporation, Bergdorf Goodman Inc., a New York Corporation, and Capital One, and all material agreements and instruments entered into in connection therewith, in each case, as amended prior to the date hereof and as may be further amended from time to time in accordance with the terms of this Agreement.

“Capital One Arrangements” means the private label credit card program among The Neiman Marcus Group, Inc., a Delaware corporation, Bergdorf Goodman Inc., a New York Corporation, and Capital One pursuant to the terms of the Capital One Agreements.

“Capital One Credit Card Receivables Accounts” has the meaning given to such term in the Collateral Agreement.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)                                 Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)                                 direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)                                 time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)                                 commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)                                 securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)                                 Indebtedness issued by Persons (other than the Sponsors) with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)                                 Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)                                 instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)                          shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default.  Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement (but only if such obligations have not been designated as “Cash Management Obligations” under the Term Loan Credit Agreement).

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter.

A “Change in Control” will be deemed to occur if:

(1)                                 at any time,

(a)                                 Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower; provided, however, that prior to the completion of the Closing Date Conversions, a controlled Affiliate of the Sponsors may own the Class B Capital Stock of the Borrower; or

(b)                                 a “change of control” (or comparable event) occurs under the Term Loan Credit Agreement or the Senior Notes Indentures or the documentation governing any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, if any Indebtedness is outstanding under such agreement; or

(2)                                 at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to Beneficially Own, directly or indirectly, Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested); or

(3)                                 at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of a Parent Entity representing (a) more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of such Parent Entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (b) more than the percentage of the aggregate ordinary voting power for the election of directors that is at the time Beneficially Owned, directly or indirectly, by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

“Change in Law” means:

(1)                                 the adoption of any law, rule or regulation after the Closing Date;

(2)                                 any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(3)                                 compliance by any Lender (or, for purposes of Section 2.15(2), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Closing Date” means October 25, 2013.

“Closing Date Conversions” means the transactions described on Schedule 1.01(3).

“Closing Date Refinancing” means the repayment of debt contemplated by the Debt Payoff Letter (as defined in the Merger Agreement).

“Closing Date Senior Secured First Lien Net Leverage Ratio” means 4.70 to 1.00.

“Closing Date Total Net Leverage Ratio” means 7.00 to 1.00.

“Co-Borrower” means (1) as of the Closing Date and after giving effect to the Merger, each of the Subsidiaries listed on Schedule 1.01(2) hereto and (2) from time to time after the Closing Date, each of the Restricted Subsidiaries of the Borrower identified in clause (1)

above and each other Restricted Subsidiary of the Borrower that as of such date of determination has executed a Co-Borrower Joinder Agreement, except for any Restricted Subsidiaries that as of such date of determination have ceased to be a Co-Borrower in accordance with the terms of this Agreement.

“Co-Borrower Joinder Agreement” means a Co-Borrower Joinder Agreement substantially in the form of Exhibit F, executed and delivered by a new Co-Borrower in accordance with the provisions of Section 5.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the ABL Collateral and Guarantee Agreement dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitment, (2) with respect to the Swingline Lender, its Swingline Commitment and (3) with respect to any Issuing Bank, its Letter of Credit Commitment.  On the Closing Date, the aggregate amount of Commitments is $800.0 million.

“Commitment Letter” means that certain Commitment Letter, dated as of September 9, 2013, by and among Merger Sub, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch and Deutsche Bank AG Cayman Islands Branch and including any joinders thereto.

“Company” has the meaning assigned to such term in the recitals hereto.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of

Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower for such period:

(1)                                 increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)                                 provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Borrower; plus

(b)                                 Consolidated Interest Expense; plus

(c)                                  cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Borrower or any Restricted Subsidiary; plus

(d)                                 all depreciation and amortization charges and expenses; plus

(e)                                  all

(i)                                     losses, charges and expenses relating to the Transactions;

(ii)                                  transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)                               without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)                                   any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower; plus

(g)                                  the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h)                                 earn-out obligations incurred in connection with any Permitted Acquisition or other Investment; plus

(i)                                     all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Borrower and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)                                    all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)                                 all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; and

(2)                                 decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).  For the avoidance of doubt, amortization of tenant and developer allowances will not be deducted pursuant to this clause (2).

Notwithstanding the foregoing, the Consolidated EBITDA of the Borrower for the fiscal quarters ended:

(i)                                     August 3, 2013 will be deemed to be $107.2 million;

(ii)                                  April 27, 2013 will be deemed to be $206.2 million;

(iii)                               January 26, 2013 will be deemed to be $178.3 million; and

(iv)                              October 27, 2012 will be deemed to be $179.8 million;

it being understood that the amounts listed in the foregoing clauses (i), (ii), (iii) and (iv) do not give effect to the adjustments provided for in the definition of Pro Forma Basis for any transactions or events other than the Transactions.

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the ABL Priority Collateral that is pari passu with the Lien securing the Obligations or that is secured by a Lien on the Term Priority Collateral that is senior to or pari passu with the Lien securing the Obligations, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, Indebtedness in respect of the Term Loan Credit Agreement will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                 the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, any expenses resulting from the discounting of the Existing 2028 Debentures as a result of the purchase accounting treatment of the Transactions and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus

(2)                                 consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)                                 any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4)                                 interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.  For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any Parent Entity during such period attributable to the operations of the Borrower and its Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof) and before any deduction for preferred stock dividends; provided that:

(1)                                 all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, consolidation, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(2)                                 all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)                                 all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by a Responsible Officer of the Borrower) will be excluded;

(4)                                 all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)                                 all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)                                 (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)                                 the cumulative effect of a change in accounting principles during such period will be excluded;

(8)                                 the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9)                                 all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)                          all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)                          any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)                          accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 18 months after the Closing Date will be excluded;

(13)                          all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)                          any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)                          (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16)                          expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed with such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)                          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)                          (a) cash costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities in an aggregate amount not to exceed $20.0 million for any four-quarter period, and all non-cash pre-opening costs and expenses, will be excluded, and (b) all income, loss, charges and expenses associated with stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated, will be excluded; and

(19)                          non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with

GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(15).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Cost” means the calculated cost of purchases, based upon the Borrower’s accounting practices as reflected in the most recent Annual Financial Statements, which practices are consistent with the methodology used in the most recent appraisal delivered in connection with this Agreement prior to the Closing Date.

“Co-Documentation Agents” shall have the meaning assigned to such term in the introductory paragraphs hereof.

“Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraphs hereof.

“Covenant Trigger Event” means that Excess Availability is less than the greater of (a) $50.0 million and (b) 10.0% of the Line Cap then in effect.  Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Excess Availability equals or exceeds the greater of (i) $50.0 million and (ii) 10.0% of the Line Cap then in effect for 20 consecutive days.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower (which may be co-borrowed by the Co-Borrowers) in the form of term loans or notes; provided that:

(1)                                such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, Indebtedness (“Refinanced Debt”) that is either Loans or other Credit Agreement Refinancing Indebtedness;

(2)                                 such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses);

(3)                                 the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans;

(4)                                 such Indebtedness may participate in any voluntary or mandatory prepayments hereunder on the same basis as ABL Term Loans;

(5)                                 such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(6)                                 such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party;

(7)                                 if such Indebtedness is secured:

(a)                                 the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by a Responsible Officer of the Borrower); and

(b)                                 such Indebtedness shall be secured on a junior basis to the Revolving Facility Claims and, except in the case of Credit Agreement Refinancing Indebtedness constituting Other Term Loans (which shall be secured on a pari passu basis with the Other Term Loans), the ABL Term Loans; and

(c)                                  except in the case of Other Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, shall have become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; provided that, to the extent such Indebtedness constitutes Other Term Loans, it shall be subject to the relative priorities and intercreditor provisions as described in Section 2.22(1);

(8)                                 the terms and conditions of such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt as determined in good faith by a Responsible

Officer of the Borrower; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided that this clause (8) will not apply to:

(a)                                 terms addressed in the preceding clauses (1) through (7);

(b)                                 (i) interest rate, fees, funding discounts and other pricing terms; (ii) redemption, prepayment or other premiums; (iii) optional prepayment terms (except in the case of Other Term Loans, which terms shall be as set forth herein); and (iv) redemption terms;

(c)                                  subordination terms (except in the case of Other Term Loans, which terms shall be as set forth herein); and

(d)                                 covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Credit Card Notification” has the meaning assigned to such term in Section 5.11.

“Credit Card Processor” means any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., or Capital One under the Capital One Arrangements or any Permitted Replacement Credit Card Program, and any servicing or processing agent or any factor or financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards.

“Credit Card Processor Accounts” means Accounts owing to a Borrower Party from a Credit Card Processor (including Capital One under the Capital One Arrangements or any Permitted Replacement Credit Card Program).

“Credit Event” has the meaning assigned to such term in Article IV.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.

“Cure Amount” has the meaning assigned to such term in Section 8.02.

“Cure Right” has the meaning assigned to such term in Section 8.02.

“Customs Broker Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of such Inventory solely as directed by the Collateral Agent.

“DBNY” means Deutsche Bank AG New York Branch.

“DDA” means any checking or other demand deposit account maintained by the Loan Parties.

“DDA Notification” has the meaning assigned to such term in Section 5.11.

“Debt Representative” means, with respect to any Indebtedness that is secured on a junior basis to the Revolving Facility Claims, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Designated Event of Default” means any Event of Default under Section 8.01(1) (solely with respect to a default under Section 3.05), Section 8.01(2), Section 8.01(3) (solely with respect to interest and Fees), Section 8.01(4) (solely with respect to a default under Section 5.04(9), Section 5.11 or Section 6.10), Section 8.01(8) or Section 8.01(9).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Disbursement Account” has the meaning assigned to such term in Section 5.11.

“Discharge of ABL Revolving Claims” has the meaning assigned to the term “Discharge of ABL Revolving Claims” in the Intercreditor Agreement, except that, solely for purposes of this definition, the principal amount of any ABL Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims” (as defined in the Intercreditor Agreement).

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means:

(1)                                 (a)                                 any Person that is a competitor of the Borrower and identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date;

(b)                                 any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the Administrative Agent from time to time after the Closing Date; provided that such Person will not be a Disqualified Institution if the Administrative Agent reasonably determines in good faith that such Person is not a competitor of the Borrower and notifies the Borrower of such determination promptly following the date on which the Borrower identifies such Person to the Administrative Agent; and

(c)                                  together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) below) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (i) make investment decisions or (ii) have access to non-public information relating to the Borrower or any Person that forms part of the Borrower’s business (including its Subsidiaries)); or

(2)                                 certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date.

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to any assignment made to a Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)                                 mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)                                 are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)                                 provide for the scheduled payments of dividends in cash; or

(4)                                 either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)                                 the Latest Maturity Date; and

(b)                                 the date on which the Loans and all other Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated and any outstanding Letters of Credit are expired, terminated or cash-collateralized on terms satisfactory to the Issuing Bank;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.  Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of the Borrower.

“Dominion Account” has the meaning assigned to such term in Section 5.11.

“Eligible Accounts” means all Credit Card Processor Accounts that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Credit Card Processor Account with respect to which any of the exclusionary criteria set forth below applies.  No Credit Card Processor Account will be an Eligible Account if:

(1)                                 such Credit Card Processor Account has been outstanding for more than five Business Days from the date of sale;

(2)                                 such Credit Card Processor Account is (a) not subject to the first priority, valid and perfected Lien of the Collateral Agent as to such Credit Card Processor Account or (b) is subject to any other Lien, other than (i) a Lien permitted under Section 6.02(10), 6.02(13) or 6.02(19) or other Permitted Lien arising by operation of law or (ii) a Lien securing Indebtedness permitted under Section 6.01(1)(it being understood that customary offsets to fees and chargebacks in the ordinary course by the credit card or debit card processors will not be deemed violative of this clause (2));

(3)                                 a Borrower Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (ii) a junior priority Lien permitted under Section 6.02(10), 6.02(13) or 6.02(19) or other Permitted Lien arising by operation of law or (iii) a lien securing Indebtedness permitted under 6.01(1) or(2));

(4)                                 such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;

(5)                                 such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(6)                                 such Credit Card Processor Account is owed by a Credit Card Processor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;

(7)                                 such Credit Card Processor Account does not conform with a covenant or representation contained herein as to such Credit Card Processor Account;

(8)                                 unless otherwise agreed by the Administrative Agent, the Credit Card Processor is organized or has its principal offices or assets outside the United States or Canada;

(9)                                 such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument (each as defined in the Collateral Agreement) of any kind, or has been reduced to judgment; or

(10)                          such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof.

Anything contained herein to the contrary notwithstanding, for purposes of determining the amount of Eligible Accounts in the Borrowing Base at any time, any Credit Card Processor Account that otherwise meets the requirements for Eligible Accounts may be included in such calculation even though the same does not constitute proceeds from the sale or disposition of Inventory; provided that such amount will be subject to adjustment as may be required by the Administrative Agent at any time and from time to time to reflect such fact.

If any Credit Card Processor Account at any time ceases to be an Eligible Account, then such Credit Card Processor Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Credit Card Processor Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Credit Card Processor Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower Parties shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Cash” means cash of a Borrower Party held in a segregated restricted deposit account maintained with the Administrative Agent or another financial institution acceptable to the Administrative Agent in its sole discretion, for the benefit of the Secured Parties, as security for the Obligations, and in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest, and which is (unless held by the Administrative Agent) subject to a deposit account control agreement reasonably satisfactory to the Administrative Agent; provided that in no event shall any cash held in any Excluded Account be included in Eligible Cash.

“Eligible Inventory” means all Inventory reflected in the most recent Borrowing

Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.  No item of Inventory will be Eligible Inventory if such item:

(1)                                 is not subject to a first priority (subject to a Lien permitted under Section 6.02(10) or 6.02(13)) perfected Lien in favor of the Administrative Agent;

(2)                                 is subject to any Lien other than (a) a Lien in favor of the Collateral Agent, (b) a Lien permitted under Section 6.02(10) or 6.02(13) or other Permitted Lien arising by operation of law or (c) a (in each case under Section 6.01(2), on a junior priority basis) Lien securing Indebtedness permitted under Section 6.01(1) or (2) (in each case under Section 6.01(2), on a junior priority basis);

(3)                                 is slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Borrower Parties customary practices), obsolete, unmerchantable, defective, used or unfit for sale;

(4)                                 does not conform in all material respects to the representations and warranties contained in this Agreement or the Collateral Agreement;

(5)                                 is not owned only by one or more Borrower Parties;

(6)                                 is not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(7)                                 is not located in the United States or Canada;

(8)                                 (a) is located at any location (other than a retail store or clearance center) leased by a Borrower Party, unless (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment or (b) is located at retail store or clearance center leased by a Borrower Party and such location is in a Landlord Lien State, unless a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment;

(9)                                 is located in any third-party warehouse or is in the possession of a bailee (other than a third-party processor) and is not evidenced by a Document (as defined in Article 9 of the UCC), unless an appropriate Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment;

(10)                          is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(11)                          is the subject of a consignment by any Borrower as consignor;

(12)                          is reported in a Borrower’s books and records as part of the “Epicure” division of The Neiman Marcus Group, Inc. or, without duplication of the foregoing, is perishable, to the extent the book value of Inventory described in this clause (12) exceeds $5,000,000;

(13)                          contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(14)                          is not reflected in a current retail stock ledger report of the Company or the respective Borrower Party (except as to goods received but not recorded in the retail stock ledger);

(15)                          is acquired in connection with a Permitted Acquisition to the extent the Administrative Agent has not received a Report in respect of such Inventory showing results reasonably satisfactory to the Administrative Agent;

(16)                          is in transit, except that Inventory in transit will not be deemed ineligible if:

(a)                                 it has been paid for in advance of shipment;

(b)                                 legal ownership thereof has passed to the applicable Borrower Party (or is retained by the applicable Borrower Party) as evidenced by customary documents of title;

(c)                                  the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (including, if requested by the Collateral Agent, by the delivery of a Customs Broker Agreement); and

(d)                                 it is insured to the reasonable satisfaction of the Collateral Agent; or

(17)                          constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower Parties shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)                                a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)                                 a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)                                 a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)                                 the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)                                 the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)                                 the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)                                 the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)                                 a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurocurrency Revolving Facility Borrowing” means a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (a) the Line Cap at such time minus (b) the Revolving Facility Credit Exposure at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any DDA, securities account, commodity account or any other deposit account of any Borrower Party or Restricted Subsidiary (and all Cash, Cash Equivalents and other securities or investments credited thereto or deposited therein): (1) that does not have an individual daily balance in excess of $500,000, or in the aggregate with each other account described in this clause (1), in excess of $5,000,000; (2) the balance of which is swept at the end of each Business Day into a Deposit Account, Securities Account or Commodity Account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account, Securities Account or Commodity Account is swept into another Deposit Account, Securities Account or Commodity Account subject to a Control Agreement) without the consent of the Collateral Agent; (3) that is a Trust Account, Specified Segregated Account, Capital One Credit Card Receivables Account or Designated Disbursement Account; (4) any DDA of the Borrower or any Restricted Subsidiary the balance of which consists solely of proceeds of any sale or other disposition of any Term Priority Collateral including the Asset Sale Proceeds Account (as defined in the Term Loan Credit Agreement) so long as all amounts on deposit therein constitute Term Priority Collateral; or (5) to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder.

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of the Borrower) of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Closing Date from:

(1)                                 contributions to its common equity capital; or

(2)                                 the sale of Capital Stock of the Borrower;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(27) and Restricted Payments made pursuant to Section 6.06(13), in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b) or (B) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded Subsidiary” means any:

(1)                                 Immaterial Subsidiary;

(2)                                 Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower;

(3)                                 Unrestricted Subsidiary;

(4)                                 Foreign Subsidiary;

(5)                                 Domestic Subsidiary of a Foreign Subsidiary;

(6)                                 Subsidiary substantially all the assets of which are Equity Interests or indebtedness in one or more Foreign Subsidiaries;

(7)                                 Subsidiary if acting as a Guarantor, or its Guarantee, would (a) be prohibited by law or regulation or (b) require a governmental or third-party consent, approval, license or authorization; and

(8)                                 captive insurance Subsidiary, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes;

in each case, unless the Borrower determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower) should not be an Excluded Subsidiary until the date on which the Borrower has informed the Administrative Agent that it elects to have such Person be an Excluded Subsidiary; provided that the Guarantee (or its obligations as a Co-Borrower, as applicable) and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)                                 income taxes imposed on or measured by its net income (however denominated) or franchise taxes imposed in lieu of net income taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)                                 any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (1) above;

(3)                                 any withholding tax (including any backup withholding tax) that is in effect and would apply to amounts payable hereunder to or for the account of a Recipient under the law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under the law applicable at the time such Lender changes its lending office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its lending office), was entitled to receive additional amounts from the Loan Party with respect to any withholding tax pursuant to Section 2.17(1) or Section 2.17(3);

(4)                                 Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.17(5) or Section 2.17(6); and

(5)                                 any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.20(3)(a).

“Existing ABL Facility” means the Second Amended and Restated Credit Agreement, dated as of May 17, 2011, among The Neiman Marcus Group, Inc. and the other borrowers referred to therein, Neiman Marcus, Inc., the other subsidiaries of The Neiman Marcus Group, Inc. from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents and lenders from time to time party thereto, as the same may have been subsequently amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Existing 2028 Debentures” means the 7.125% debentures due 2028 issued by The Neiman Marcus Group, Inc. pursuant to an indenture dated as of May 27, 1998.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.01(1) hereto.

“Extended Commitments” has the meaning assigned to such term in Section 2.23(1).

“Extended Loans” has the meaning assigned to such term in Section 2.23(1).

“Extension” has the meaning assigned to such term in Section 2.23(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(3).

“Extension Offer” has the meaning assigned to such term in Section 2.23(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.20(2)

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that:

(1)                                 if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and

(2)                                 if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to the Administrative Agent on such day on such transactions as determined in good faith by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated September 9, 2013, by and among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Royal Bank of Canada, Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, as amended and in effect from time to time and including any joinders thereto.

“Fees” means the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, Administrative Agent Fees and all other fees set forth in the Fee Letter and relating hereto.

“FILO Intercreditor Provisions” means the provisions set forth on Exhibit I.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)                                 (a) Consolidated EBITDA of the Borrower for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, minus (b) non-financed Maintenance Capital Expenditures of the Borrower for such period that were paid in cash during such four-quarter period (it being understood that Capital Expenditures funded with proceeds of revolving loans will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) Taxes based on income of the Borrower and the Restricted Subsidiaries that were paid or payable in cash during such period (including tax distributions paid in cash during such period) to

(2)                                 Fixed Charges of the Borrower for such four-quarter period, calculated on a Pro Forma Basis.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(1)                                 the Consolidated Interest Expense of the Borrower that was paid or payable in cash during such period; plus

(2)                                 all scheduled principal amortization payments that were paid or payable in cash during such period with respect to Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus

(3)                                 all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any Restricted Subsidiary made during such period.

“Flex Provisions” means the market flex provisions of the Fee Letter.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of the outstanding Revolving L/C Exposure, other than Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized in accordance with the terms hereof, and (2) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital

Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)                                 any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)                                 to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)                                  to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)                                 entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)                                  as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)                                 any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means (1) Holdings; (2) each Subsidiary Loan Party that is not a Borrower Party; and (3) each Parent Entity or Restricted Subsidiary (other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary) that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations; provided that, in the case of this clause (3), the Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter for which Required Financial Statements have been delivered, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Incremental Commitment” has the meaning assigned to such term in Section 2.21(1).

“Incremental Equivalent Debt” means Indebtedness of the Borrower (which may be co-borrowed by the Co-Borrowers) in the form of the term loans or notes that is secured on a junior basis to the Obligations or is unsecured; provided that:

(1)                                 the aggregate outstanding principal amount of such Indebtedness on any date that such Indebtedness is incurred pursuant to Section 6.01(1) shall be subject to the limitations set forth in Section 2.21(3);

(2)                                 the final maturity date of such Incremental Equivalent Debt may not be earlier than the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans, and such Incremental Equivalent Debt shall not require any scheduled payment of principal prior to such date, other than quarterly principal payments in an aggregate amount not to exceed 1.00% per annum of the original aggregate principal amount of such Incremental Equivalent Debt; and

(3)                                 if such Indebtedness is secured, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Equivalent Term Debt” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Incremental Facility” has the meaning assigned to such term in Section 2.21(2).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(5)(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(4).

“Incremental Term Lender” means each Lender that holds an Incremental Term Loan.

“Incremental Term Loan Commitment” means, with respect to each Incremental Term Lender, the commitment of such Incremental Term Lender to make Incremental Term Loans as set forth in the applicable Incremental Facility Amendment.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(1).

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                 all obligations of such Person for borrowed money;

(2)                                 all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)                                 all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)                                 all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)                                 all Capital Lease Obligations of such Person;

(6)                                 all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)                                 the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)                                 the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)                                 all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)                          the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)                                 trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)                                 prepaid or deferred revenue arising in the ordinary course of business;

(c)                                  purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)                                 earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.21(1).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, and Credit Suisse, as administrative agent and collateral agent under the Term Loan Credit Agreement, and acknowledged by Holdings and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of the Borrower for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (1) with respect to any Eurocurrency Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Revolving Facility Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of the Borrower.

“Interest Period” means, as to any Eurocurrency Revolving Facility Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter (or, if agreed by all Lenders, 12 months or a period of less than one month), as the Borrower may elect, or the date any

Eurocurrency Revolving Facility Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided that:

(1)                                 if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)                                 no Interest Period will extend beyond the applicable Maturity Date.  Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)                                 securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                                 securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3)                                 corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)                                 investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investors” has the meaning assigned to such term in the recitals hereto.

“Issuing Bank” means DBNY and each other Lender designated as an Issuing Bank pursuant to Section 2.05(12), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(10).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.12(2)(b).

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is subordinated in right of payment to the Obligations or secured by Liens that are in all respects subordinated to the Liens securing the Obligations, (2) the Senior Notes and (3) any Permitted Refinancing Indebtedness in respect of the foregoing. Junior Financing shall also include any ABL Term Loans, Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case whether secured or unsecured.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H, or, if requested by the providers of Indebtedness to be secured on a junior basis to the Revolving Loans, another lien subordination arrangement satisfactory to the Administrative Agent.  Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Revolving Loans.

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by law over the Lien of the Collateral Agent in any of the Collateral.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Revolving Facility Commitments, any Extended Commitments or any ABL Term Loans in effect on such date.

“L/C Amount” has the meaning assigned to such term in the definition of Revolving L/C Exposure.

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” has the meaning assigned such term in Section 2.12(2)(a).

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“Lender Default” means:

(1)                                 the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(2)                                 the failure of any Lender to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(3)                                 the failure of any Lender within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility; provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and the Borrower;

(4)                                 any Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other similar agreements in which it commits to extend credit; or

(5)                                 the admission by any Lender that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“lending office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit D-3 (or such other form as may be agreed between the Borrower and the Administrative Agent).

“Letter of Credit Sublimit” means the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $150.0 million.

“LIBO Rate” means, with respect to any Eurocurrency Revolving Facility Borrowing for any Interest Period, the rate per annum equal to the arithmetic mean of the offered rates for deposits in Dollars with a term equivalent to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period will be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Quoted Rate” means, for any day, a fluctuating rate per annum equal to the Adjusted LIBO Rate for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or

(2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease or an agreement to sell be deemed to constitute a Lien.

“Line Cap” means, at any time, the lesser of (1) the aggregate Revolving Facility Commitments at such time and (2) the Borrowing Base then in effect.

“Liquidity Condition” means and will exist during the period from (1) the date on which Excess Availability has been less than the greater of (a) $50 million and (b) 10.0% of the Line Cap then in effect, in either case, for five consecutive Business Days, to (2) the date on which Excess Availability has been at least equal to the greater of (a) $50 million and (b) 10.0% of the Line Cap then in effect, in either case, for 20 consecutive calendar days.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means Holdings, the Borrower, each Co-Borrower and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans and the Swingline Loans and any other loans and advances of any kind made by the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender pursuant to this Agreement.

“Maintenance Capital Expenditures” means, for any period, the portion of the aggregate amount of all Capital Expenditures of the Borrower for such period attributable to maintenance of property, plant or equipment of the Borrower and the Restricted Subsidiaries, as determined in good faith by a Responsible Officer of the Borrower.

“Management Agreement” means (1) each of the Management Services Agreements, as in effect on the Closing Date (the “Closing Date Management Agreements”), as amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders, and (2) any other similar or related agreement with one or more of the Sponsors on terms not materially adverse to the Lenders relative to the terms of the Closing Date Management Agreements; it being agreed that (a) the inclusion of or increases (either by amendments to the Closing Date Management Agreements, the execution of a similar or related agreements or otherwise) by a material amount in the aggregate amount payable to the Sponsors as a monitoring, management or similar fee above $10.0 million per annum (with pro rated amounts payable for any partial year periods and any amounts not paid in any year accruing and payable upon request of the Sponsors in future periods) will be deemed to be materially adverse to the Lenders and (b)(i) adding Affiliates of the Sponsors as parties to any such agreements or

(ii) providing for the payment (or accrual) of an annual monitoring, management or similar fee to the Sponsors in an aggregate amount equal to or less than $10.0 million per annum for any period commencing on or after the Closing Date (with pro rated amounts payable for any partial year periods and any amounts not paid in any period beginning on the Closing Date accruing and payable upon request of the Sponsors in future periods), either by amendments to the Closing Date Management Agreements, the execution of a similar or related agreements or otherwise, in each case, will not be materially adverse to the Lenders.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower and the Restricted Subsidiaries on the Closing Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)                                 the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2)                                 the ability of the Borrower Parties and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)                                 the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the ABL Term Loans) of the Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $50.0 million.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)                                 with respect to Revolving Facility Commitments existing on the Closing Date and Loans and Letters of Credit in respect thereof, October 25, 2018;

(2)                                 with respect to any ABL Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, as the case may be; and

(3)                                 with respect to any Extended Commitments and Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Merger” has the meaning assigned to such term in the recitals hereto.

“Merger Agreement” has the meaning assigned to such term in the recitals hereto.

“Merger Sub” has the meaning assigned to such term in the introductory paragraph hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in Section 5.10(2)(c).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

“New York Courts” has the meaning assigned to such term in Section 10.15.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Note” has the meaning assigned to such term in Section 2.09(2).

“Obligations” means:

(1)                                 all amounts owing to any Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)                                 all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement; and

(3)                                 any Cash Management Obligations;

provided that:

(a)                                 the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed; and

(b)                                 any release of Collateral or Guarantors (as defined in the Collateral Agreement) effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document.

“OFAC” has the meaning assigned to such term in Section 3.20(3)(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Lender” means each Lender that holds an Other Term Loan.

“Other Term Loan Commitment” means, with respect to each Other Term Lender, the commitment of such Other Term Lender to make Other Term Loans as set forth in the applicable Refinancing Amendment.

“Other Term Loans” has the meaning assigned to such term in Section 2.22(1).

“Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Parent Entity” means any direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 10.04(4).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Default or Event of Default has occurred and is continuing, (2) Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of (a) 15% of the Line Cap then in effect and (b) $90.0 million, in any such case, on a Pro Forma Basis, and (3) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of 25% of the Line Cap then in effect and $200.0 million, on a Pro Forma Basis.

“Participant Register” has the meaning assigned to such term in Section 10.04(4).

“Payment Office” means the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Peter Cucchiara, Telecopier No.: 212-797-5690, and Email: peter.cucchiara@db.com or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition).

“Permitted Cure Securities” means any equity securities of Holdings other than Disqualified Stock.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)                                 the Sponsors;

(2)                                 any member of the Management Group (or any controlled Affiliate thereof);

(3)                                 any other holder of a direct or indirect equity interest in Holdings that either (a) holds such interest as of the Closing Date and is disclosed to the Arrangers prior to the Closing Date or (b) becomes a holder of such interest prior to the three-month anniversary of the Closing Date and is a limited partner of a Sponsor on the Closing Date; provided that the limited partners that become holders of equity interests pursuant to this clause (b) do not own in the aggregate more than 25% of the Voting Stock of Holdings as of such three-month anniversary;

(4)                                 any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1), (2) or (3) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1), (2) and (3), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(5)                                 any Permitted Parent.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(1)                                 is not subject to any Guarantee by the Borrower or any Restricted Subsidiary;

(2)                                 does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date;

(3)                                 no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;

(4)                                 has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (6) hereof) prior to the Latest Maturity Date;

(5)                                 does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date; and

(6)                                 has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Notes Indentures taken as a whole (other than provisions customary for senior discount notes of a holding company), in each case as determined in good faith by a Responsible Officer of the Borrower;

provided that clauses (4) and (5) will not restrict payments that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided, further that the Borrower will deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means any Parent Entity for so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2), (3) or (4) of the definition thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)                                 the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3)                                 if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(4)                                 no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the Term Loan Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the Term Loan Credit Agreement, as determined in good faith by a Responsible Officer of the Borrower;

(5)                                 in the case of a Refinancing of Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Revolving Facility Claims with Indebtedness that is secured on a junior basis, to the Revolving Facility Claims, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(6)                                 in the case of a Refinancing of the Term Loan Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the Intercreditor Agreement as certified by a Responsible Officer of the Borrower.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured on a junior basis to the Revolving Loans with Indebtedness that is secured on a pari passu basis with the Revolving Loans.  For the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance any Obligations or Credit Agreement Refinancing Indebtedness shall satisfy the requirements of the definition of “Credit Agreement Refinancing Indebtedness”.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Permitted Replacement Credit Card Program” means any private label credit card program or similar arrangement substantially similar in all material respects to the Capital One Arrangements, with such modifications as the Administrative Agent shall have consented to in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed), which, after notice to the Administrative Agent in accordance with Section 5.14, is entered into by the Borrower or any of its Subsidiaries on commercially reasonable terms generally available at that time (as determined in good faith by a Responsible Officer of the Borrower), or is in effect with respect to any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition and is not created in contemplation of or in connection therewith, provided that if such program grants a security interest in any assets other than those certain Accounts, receivables, or transferor interest or other similar residual interests subject to such program or arrangement, including a security interest in any returned goods, and the grant of such security interest would reasonably be expected to be detrimental in any material respect to the rights and interests of the Lenders under the Loan Documents, as determined by the Administrative Agent in its reasonable discretion, such program will not be considered a Permitted Replacement Credit Card Program unless and until the Administrative Agent and the third party with whom such program is created have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent with respect to the priority and enforcement of such security interests.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the Senior Secured First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Borrower and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Borrower.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Protective Advances” has the meaning assigned to such term in Section 2.01(3).

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“Purchase Date” means the date that the Merger is required to be consummated pursuant to the Merger Agreement.

“Purchase Documents” means the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of any Parent Entity which generates cash proceeds of at least $100.0 million.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)                                 the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(2)                                 all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of the Borrower); and

(3)                                 the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, Reasonable Credit Judgment will require that:

(1)                                 such establishment, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date that are materially different from facts or events known to the Administrative Agent on the Closing Date;

(2)                                 the contributing factors to the imposition of any Reserve will not duplicate (a) the exclusionary criteria set forth in definitions of “Eligible Accounts,” “Eligible Inventory” or “Eligible Cash,” as applicable (and vice versa), or (b) any reserves deducted in computing book value; and

(3)                                 the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)                                 a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2)                                 any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Borrower and to which the Borrower or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)                                 is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)                                 is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                 with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3)                                 to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of (1) the Borrower and Holdings; (2) the Administrative Agent; and (3) each Lender that agrees to provide any portion of the Other Term Loans in accordance with Section 2.22.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the Borrower in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2) Available Unused Commitments that, taken together, represent more than 50.0% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments at such time.  The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)                                 any amendment that would disproportionately affect the obligation of the Borrower Parties to make payment of the Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same class of Loans or Commitments;

(2)                                 any amendment relating to:

(a)                                 increases in the Commitment of such Defaulting Lender;

(b)                                 reductions of principal, interest, fees or premium applicable to the Loans or Commitments of such Defaulting Lender;

(c)                                  extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Loans or Commitments of such Defaulting Lender; and

(3)                                 matters requiring the approval of each Lender under Sections 10.08(2)(vi) and (vii).

“Required Term Lenders” means, at any time, ABL Term Lenders having ABL Term Loans outstanding that, taken together, represent more than 50.0% of the sum of all ABL Term Loans outstanding at such time.  The ABL Term Loans of any Defaulting Lender will be disregarded in determining Required Term Lenders; provided that, subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Term Lenders with respect to:

(1)                                 any amendment that would disproportionately affect the obligation of the Borrower to make payment of the ABL Term Loans of such Defaulting Lender as compared to other Lenders holding the same class of ABL Term Loans;

(2)                                 any amendment relating to:

(a)                                 increases in the ABL Term Loan Commitment of such Defaulting Lender;

(b)                                 reductions of principal, interest, fees or premium applicable to the ABL Term Loans of such Defaulting Lender;

(c)                                  extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the ABL Term Loans of such Defaulting Lender;  and

(d)                                 matters requiring the approval of each Lender under Section 10.08(2)(vi) and (vii).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including banking services reserves, landlord lien reserves, customer credit liabilities reserves, customer deposits reserves, reserves for Obligations under Specified Hedge Agreements and reserves against Eligible Accounts, Eligible Inventory and Eligible Cash) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)                                 the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;

(2)                                 claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or

(3)                                 criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least five Business Days’ prior written notice to the Borrower (which notice will include a reasonably detailed description of the Reserve being established); provided that upon such notice, the Borrower will not be permitted to borrow so as to exceed the Borrowing Base after giving effect to such new or modified Reserves.  During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve and (b) no Reserves will be duplicative of other reserves or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the Intercreditor Agreement, but assuming, solely for purposes of this definition, that the principal amount of any ABL Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims”.

“Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21.  The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Facility Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Facility Commitments is $800.0 million.

“Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)                                 the aggregate principal amount of the Revolving Loans outstanding at such time;

(2)                                 the Swingline Exposure at such time; and

(3)                                 the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.26, the product of (a) such Revolving Lender’s Revolving Facility Percentage and (b) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages will be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all Letters of Credit outstanding at such time (the “L/C Amount”) and (2) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time will be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Revolving Facility Credit Exposure.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Overadvances and Protective Advances.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Cash Pay Notes” means the 8.00% senior cash pay notes due 2021 issued on or prior to the date hereof pursuant to the Senior Cash Pay Notes Indenture.

“Senior Cash Pay Notes Indenture” means that certain indenture, dated as of October 21, 2013, among the Senior Cash Pay Notes Trustee, the Borrower and the guarantors party thereto.

“Senior Cash Pay Notes Trustee” means U.S. Bank National Association, together with its permitted successors and assigns.

“Senior Managing Agents” means, collectively, BMO Harris Bank N.A. and SunTrust Bank.

“Senior Notes” means, collectively, the Senior Cash Pay Notes and the Senior PIK Notes.

“Senior Notes Documents” means, collectively, the Senior Notes Indentures and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of Senior Notes.

“Senior Notes Indentures” means, collectively, the Senior Cash Pay Notes Indenture and the Senior PIK Notes Indenture.

“Senior PIK Notes” means the 8.75% senior PIK notes due 2021 issued on or prior to the date hereof pursuant to the Senior PIK Notes Indenture.

“Senior PIK Notes Indenture” means that certain indenture, dated as of October 21, 2013, among the Senior PIK Notes Trustee, the Borrower and the guarantors party thereto.

“Senior PIK Notes Trustee” means U.S. Bank National Association, together with its permitted successors and assigns.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Settlement Date” has the meaning assigned to such term in Section 2.18(2).

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower, any Co-Borrower or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the Term Loan Credit Agreement).

“Specified Merger Agreement Representations” means such of the representations and warranties made with respect to the Company and its Subsidiaries by the Company in the Merger Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders.

“Specified Representations” means the representations and warranties of each of Holdings and Merger Sub set forth in the following sections of this Agreement:

(1)                                 Section 3.01(1) and (4) (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the Collateral Agreement);

(2)                                 Section 3.02(1) (but solely with respect to its authorization of this Agreement and the Collateral Agreement);

(3)                                 Section 3.02(2)(a)(i) (but solely with respect to non-conflict of this Agreement and the Collateral Agreement with its certificate or article of incorporation or other charter document);

(4)                                 Section 3.02(2)(a)(iii) (but solely with respect to non-conflict of this Agreement and the Collateral Agreement with the Existing 2028 Debentures);

(5)                                 Section 3.03 (but solely with respect to execution and delivery by it, and enforceability against it, of this Agreement and the Collateral Agreement);

(6)                                 Section 3.09(2) (but solely with respect to use of proceeds on the Closing Date);

(7)                                 Section 3.10;

(8)                                 Section 3.15(1) (but solely with respect to the validity and perfection of the Liens granted by it in the Collateral on the Closing Date (subject to Permitted Liens and subject to the Certain Funds Provisions));

(9)                                 Section 3.17; and

(10)                          Section 3.20.

“Specified Segregated Accounts” means those segregated DDAs that the Borrower designates to the Administrative Agent from time to time in writing, into which (1) funds from the sale of Inventory (a) held by the Borrower or any Restricted Subsidiary on a consignment basis or (b) relating to a leased department within retail stores of the Borrower or any Restricted Subsidiary, in each case, which Inventory is not owned by a Loan Party (and would not be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP); or (2) in-store payments in respect of private label credit cards subject to the Capital One Arrangements or any Permitted Replacement Credit Card Program are made.

“Sponsors” means, any of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the Canada Pension Plan Investment Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” has the meaning assigned to such term in Section 2.05(1).

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means: (1) each Wholly Owned Domestic Subsidiary of the Borrower on the Closing Date (other than any Excluded Subsidiary) and (2) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of Holdings that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date. For the avoidance of doubt, “Subsidiary Loan Parties” includes all Co-Borrowers.

“Supermajority Lenders” has the meaning assigned to such term in clause (5) of the proviso to Section 10.08(2).

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by the Borrower substantially in the form of Exhibit D-2.

“Swingline Commitment” means, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Closing Date is $45.0 million.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means DBNY, in its capacity as a lender of Swingline Loans to the Borrower Parties.

“Swingline Loans” means the swingline loans made to the Borrower or any Co-Borrower pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the Closing Date, among Holdings, Merger Sub, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent, initially in respect of $2,950.0 million of term loans made available on the Closing Date, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Security Documents” means the “Security Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Threshold Level” has the meaning assigned to such term in Section 2.11(2).

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Trade Letter of Credit” has the meaning assigned to such term in Section 2.05(1).

“Transaction Documents” means the Purchase Documents, the Loan Documents, the Senior Notes Documents and the Term Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including:

(1)                                 the consummation of the Merger;

(2)                                 the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(3)                                 the Equity Contribution;

(4)                                 the execution and delivery of the Term Loan Documents, the creation of the Liens pursuant to the Term Loan Security Documents and the initial borrowings under the Term Loan Credit Agreement;

(5)                                 the execution and delivery of the Senior Notes Documents and the issuance of the Senior Notes under the Senior Notes Indentures;

(6)                                 the Closing Date Refinancing;

(7)                                 the Closing Date Conversions; and

(8)                                 the payment of all fees, costs and expenses in connection with the foregoing.

“Trust Account” means any accounts or trusts used solely to hold Trust Funds.

“Trust Funds” means cash, Cash Equivalents or other assets comprised of:

(1)                                 funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees;

(2)                                 all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)); and

(3)                                 any other funds which Holdings, the Borrower or any of its Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another person which is not a Restricted Subsidiary of the Borrower.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than any Borrower Party) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1)                                 no Event of Default is continuing;

(2)                                 such designation or re-designation would not cause an Event of Default; and

(3)                                 compliance with the Payment Conditions.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04.  The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned Domestic Subsidiaries will mean Wholly Owned Domestic Subsidiaries of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02              Terms Generally.  The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise:

(1)                                 the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)                                 in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)                                 the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)                                 the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)                                 the word “or” will be construed to mean “and/or;”

(6)                                 any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(7)                                 the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time.  Whenever this Agreement refers to the “knowledge” of the Company or any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

SECTION 1.03                                      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.  In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment.  “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrower.

SECTION 1.04                                      Effectuation of Transfers.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05                                      Currencies.  Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars.  Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06                                      Required Financial Statements.  With respect to the determination of the Senior Secured First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01                                Commitments.  Subject to the terms and conditions set forth herein:

(1)                                 Revolving Loans.

(a)                                 Each Lender agrees to make loans (“Revolving Loans”) to the Borrower Parties from time to time during the Availability Period in amounts not to exceed (except for the Swingline Lender with respect to Swingline Loans) such Lender’s Revolving Facility Percentage of the Borrowing Base, and in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower Parties may borrow, prepay and reborrow Revolving Loans.

(b)                                 Notwithstanding the foregoing, on the Closing Date only the following Revolving Loans will be made available:

(i)                                          Revolving Loans in an amount not exceed $100.0 million for working capital related purposes (including repayment of Indebtedness under the Existing ABL Facility); and

(ii)                                       Revolving Loans in an amount, taken together with the amount drawn pursuant to the preceding clause (i), not to exceed $135.0 million in the aggregate, to fund original issue discount and upfront fees arising in connection with any exercise of the Flex Provisions;

(2)                                 Overadvances.  Insofar as the Borrower may request and the Administrative Agent or Required Lenders may be willing in their sole discretion to make Revolving Loans to the Borrower Parties at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (any such Loan being herein referred to individually as an “Overadvance”), the Administrative Agent will enter such Overadvances as debits in the applicable Loan Account.  All Overadvances will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally.  Any Overadvance made pursuant to the terms hereof will be made to the Borrower Parties by all Lenders ratably in accordance with their respective Revolving Facility Percentages.  Overadvances in the aggregate amount of $10.0 million or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole, reasonable discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof.  Overadvances in an aggregate amount of more than $10.0 million but less than $25.0 million may, unless a Default or Event of Default has occurred and is continuing, be made with the consent of the Required Lenders.  Overadvances in an aggregate amount of $25.0 million or more and Overadvances to be made after the occurrence and during the continuation of a Default or Event of Default will require the consent of all Revolving Lenders.  The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:

(a)                                 any Overadvances be outstanding for more than 90 consecutive days;

(b)                                 the Administrative Agent or Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or

(c)                                  will the Administrative Agent make Revolving Loans on behalf of Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment or cause the aggregate Revolving Facility Commitments to be exceeded.

(3)                                 Protective Advances.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, reasonable discretion, may make Revolving Loans to the Borrower Parties on behalf of the Lenders, so long as the aggregate amount of such Revolving Loans will not exceed 5.0% of the Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:

(a)                                 protect all or any portion of the Collateral;

(b)                                 enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or

(c)                                  pay any other amount chargeable to the Borrower Parties pursuant to this Agreement (such Revolving Loans, “Protective Advances”);

provided that (i) in no event will the Revolving Facility Credit Exposure exceed the aggregate Revolving Facility Commitments and (ii) the Required Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject to thereto.

Each applicable Lender will be obligated to advance to the Borrower Parties its Revolving Facility Percentage of each Protective Advance made in accordance with this Section 2.01(3).  If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their Revolving Facility Percentages in accordance with the terms of this Agreement.  All Protective Advances will be repaid by the Borrower Parties on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally.

SECTION 2.02                                Loans and Borrowings.

(1)                                 Each Loan will be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments).  The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make

Loans as required.

(2)                                 Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) will be comprised entirely of ABR Loans or Eurocurrency Revolving Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing will be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurocurrency Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrower Parties to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(3)                                 At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(5).  Each Swingline Borrowing will be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided that there will not at any time be more than ten Eurocurrency Revolving Facility Borrowings outstanding.

(4)                                 Notwithstanding any other provision of this Agreement, no Borrower Party will be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03                                      Requests for Borrowings.

(1)                                 To request a Revolving Facility Borrowing, (a) with respect to any initial ABR Borrowing on the Closing Date, the Borrower will deliver to the Administrative Agent a Borrowing Request not later than 2:00 p.m., New York City time, one Business Day before the anticipated Closing Date, requesting that the Lenders make the Loans on the Closing Date; provided that such Borrowing Request may be conditioned upon occurrence of the Closing Date and (b) with respect to any other Borrowing, the Borrower will notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(5)

may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request will be irrevocable and will be confirmed promptly by hand delivery, facsimile or e mail to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit D-1 and signed by the Borrower.

(2)                                 Each such telephonic and written Borrowing Request will specify the following information in compliance with Section 2.02:

(a)                                 the aggregate amount of the requested Borrowing, which amount will not exceed Excess Availability;

(b)                                 the date of such Borrowing, which will be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Revolving Facility Borrowing;

(d)                                 in the case of a Eurocurrency Revolving Facility Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(e)                                  the location and number of the applicable Borrower Party’s account to which funds are to be disbursed.

(3)                                 Disbursement.  Each Borrower Party hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03.  The proceeds of each Revolving Loan requested under this Section 2.03 will be disbursed by the Administrative Agent in immediately available funds and in the same form as received from the Lenders, in the case of a borrowing on the Closing Date permitted under Section 2.01(1), in accordance with the terms of the written disbursement letter from the Borrower and, in the case of each Borrowing after the Closing Date, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent, from time to time or elsewhere if pursuant to a written direction from the Borrower.  If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower Parties agree, jointly and severally, to repay the excess to the Administrative Agent immediately upon notice thereof to the Borrower from the Administrative Agent or any Lender.

(4)                                 If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing will be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Facility Borrowing, then the Borrower will be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent will advise the Lenders of the details thereof and of the amount of each such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                                      Swingline Loans.

(1)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower Parties from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (a) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment; (b) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; or (c) the Revolving Facility Credit Exposure exceeding the Borrowing Base; provided that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower Parties may borrow, prepay and reborrow Swingline Loans.

(2)                                 To request a Swingline Borrowing, the Borrower will notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by email or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request will be irrevocable and will specify the requested (a) date (which will be a Business Day) and (b) amount of the Swingline Borrowing.  The Swingline Lender will consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan.  The Swingline Lender will make each Swingline Loan in accordance with Section 2.02(2) on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the Borrower Parties (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(5), by remittance to the applicable Issuing Bank); provided that the Swingline Lender will not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender, unless the Swingline Lender (i) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders pursuant to clause (3) below or (ii) has otherwise entered into satisfactory arrangements with the Borrower Parties or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(3)

(a)                                 The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice will specify the aggregate amount of such Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and will not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender will comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent will promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

(b)                                 The Administrative Agent will notify the Borrower of any participations in any Swingline Loan acquired pursuant to paragraph (3)(a), and thereafter payments in respect of such Swingline Loan will be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from any Borrower Party (or other party on behalf of any Borrower Party) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein will be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent will be promptly remitted by the Administrative Agent to the Revolving Lenders that made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted will be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower Party for any reason.  The purchase of participations in a Swingline Loan pursuant to paragraph (3)(a) will not relieve any Borrower Party of any default in the payment thereof.

(4)                                 If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs at a time when Extended Commitments are in effect, then (i) on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date) or refinanced with a borrowing of an Extension pursuant to Section 2.23;  provided that, if on the occurrence of the such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

SECTION 2.05                                      Letters of Credit.

(1)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (a) trade letters of credit in support of trade obligations of the Borrower or any Subsidiary Loan Party incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (b) standby letters of credit issued for any other lawful purposes of the Borrower or any Subsidiary Loan Party (such letters of credit issued for such purposes, “Standby Letters of Credit”) for their own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement will control.  “Letters of Credit” will include Trade Letters of Credit and Standby Letters of Credit and the Existing Letters of Credit.  Each Existing Letter of Credit will be deemed to have been issued under this Section 2.05 on the Closing Date.

(2)                                 Notice of Issuance, Amendment, Renewal, Extension.

(a)                                 To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (3) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower will deliver by hand or facsimile (or transmit by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which will be a Business Day), the date on which such Letter of Credit is to expire (which will comply with paragraph (3) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as is necessary to issue, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower will also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit will be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower Parties will be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension:

(i)                                     the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit; and

(ii)                                  the Revolving Facility Credit Exposure will not exceed the Line Cap.

(b)                                 Notwithstanding anything to the contrary contained herein, the Issuing Bank will not issue (or be obligated to issue) any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing such Letter of Credit;

(ii)                                  any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits the issuance of letters of credit generally;

(iii)                               such Letter of Credit imposes upon the Issuing Bank any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date;

(iv)                              such Letter of Credit imposes upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(v)                                 any Lender is at such time a Defaulting Lender, unless the Issuing Bank (A) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders pursuant to Section 2.26(1) or (B) has otherwise entered into satisfactory arrangements with the Borrower Parties or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

(3)                                 Expiration Date.

(a)                                 Each Standby Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any

Standby Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which will in no event extend beyond the date referred to in the preceding clause (ii)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date of any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; and, provided, further, that (A) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Maturity Date, the Borrower Parties will provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, such date of issuance, and (B) each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Maturity Date will terminate on the Maturity Date.

(b)                                 Each Trade Letter of Credit will expire on the earlier of (A) 180 days after such Trade Letter of Credit’s date of issuance or (B) the date that is five Business Days prior to the Maturity Date.

(4)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, its Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower Parties on the date due as provided in paragraph (5) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower Parties for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.

(5)                                 Reimbursement.

(a)                                 If the applicable Issuing Bank makes any L/C Disbursement in respect of a Letter of Credit, the Borrower Parties will reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the first Business Day after the Borrower receives notice under paragraph (8) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, New York City time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided that the Borrower Parties may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower Parties’ obligations to make such payment will be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If such Letter of Credit is denominated in a currency other than Dollars, all reimbursements by the Borrower Parties of the honoring of any drawing under such Letter of Credit will be paid in the currency in which such Letter of Credit was denominated.

(b)                                 If the Borrower Parties fail to reimburse any L/C Disbursement when due, then the Administrative Agent will promptly notify the applicable Issuing Bank and each other Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower Parties in respect thereof and, in the case of a Revolving Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender will pay to the Administrative Agent its Revolving Facility Percentage of the payment then due from the Borrower Parties in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Any payment made by a Revolving Lender pursuant to this paragraph (5) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) will not constitute a Loan and will not relieve the Borrower Parties of their obligations to reimburse such L/C Disbursement.

(c)                                  Promptly following receipt by the Administrative Agent of any payment from the Borrower Parties pursuant to paragraph (5)(a), the Administrative Agent will distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to paragraph (5)(b) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(6)                                 Obligations Absolute.  The obligations of the Borrower Parties to reimburse L/C Disbursements as provided in paragraph (5) of this Section 2.05 will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(a)                                 any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(b)                                 any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(c)                                  payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(d)                                 any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower Party’s obligations hereunder.

(7)                                 Limited Liability.  None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (a), (b) or (c) of Section 2.05(6); provided that the foregoing will not be construed to excuse the applicable Issuing Bank from liability to the Borrower Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower Parties to the extent permitted by applicable law) suffered by any Borrower Party that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank will be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(8)                                 Disbursement Procedures.  The applicable Issuing Bank will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank will promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or e-mail) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the Borrower Parties of their obligations to reimburse such Issuing Bank and/or the Revolving Lenders with respect to any such L/C Disbursement.

(9)                                 Interim Interest.  If an Issuing Bank makes any L/C Disbursement, then, unless the Borrower Parties reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower Parties reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower Parties when due pursuant to paragraph (5) of this Section 2.05, then Section 2.13(3) will apply.  Interest accrued pursuant to this paragraph will be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (5) of this Section 2.05 to reimburse such Issuing Bank will be for the account of such Revolving Lender to the extent of such payment.

(10)                          Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement becomes effective, the Borrower Parties will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (a) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context will require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.

(11)                          Cash Collateralization.  If any Event of Default occurs and is continuing, (a) in the case of an Event of Default described in Section 8.01(8) or (9), on the Business Day, or (b) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (11), the Borrower Parties will deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(8) or (9), the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind.  Each such deposit pursuant to this paragraph will be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower Parties under this Agreement.  The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of (i) for so long as an Event of Default is continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Cash Equivalents and at the risk and expense of the Borrower, such deposits will not bear interest.  Interest or profits, if any, on such investments will accumulate in such account.  Moneys in such account will be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Borrower Parties for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), be applied to satisfy other obligations of the Borrower Parties under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(12)                          Additional Issuing Banks.  From time to time, the Borrower may, by notice to the Administrative Agent, designate any Lender (in addition to DBNY) to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank will execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval will not be unreasonably withheld) and will thereafter be an Issuing Bank hereunder for all purposes.  The Borrower may, in its sole discretion, request a Letter of Credit issuance from any Issuing Bank.

(13)                          Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank will (a) provide to the Administrative Agent copies of any notice received from the Borrower or any Co-Borrower pursuant to Section 2.05(2) no later than the next Business Day after receipt thereof and (b) report in writing to the Administrative Agent as follows:

(i)                                     on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank will be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent will not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement;

(ii)                                  on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement; and

(iii)                               on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent reasonably requests, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

The failure of any Issuing Bank (other than the Administrative Agent or any affiliate thereof acting as an Issuing Bank) to comply with the provisions of this clause (13) with respect to any letter of credit will result in such letter of credit not being deemed a “Letter of Credit” hereunder and under the other Loan Documents.

(14)                          Reallocation.  If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Facility Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(5)) under (and ratably participated in by Lenders pursuant to) the Revolving Facility Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Facility Commitment to exceed such Lender’s Commitment, and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(11).  If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.  Commencing with the Maturity Date of any tranche of Revolving Facility Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

SECTION 2.06                                      Funding of Borrowings.

(1)                                 Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time; provided, further that Swingline Loans will be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower Parties by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower Party as specified in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(5) will be remitted by the Administrative Agent to the applicable Issuing Bank.

(2)                                 Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower Parties a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower Parties severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower Parties to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower Parties, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.

(3)                                 The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Loan on behalf of any such Lender, (including by means of Swingline Loans to the Borrower Parties).  In such event, the Lender, on behalf of whom Administrative Agent made the Revolving Loan, will reimburse the Administrative Agent for all or any portion of such Revolving Loan made on its behalf upon written notice given to such Lender not later than 12:00 noon, New York City time, on the Business Day such reimbursement is requested.  On each such settlement date, the Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder.  The entire amount of interest attributable to such Revolving Loan for the period from and including the date on which such Revolving Loan is made on such Lender’s behalf, to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Loan by such Lender, will be paid to the Administrative Agent for its own account.

SECTION 2.07                                      Interest Elections.

(1)                                 Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Facility Borrowing, will have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Facility Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion will be considered a separate Borrowing.  This Section 2.07 will not apply to Swingline Borrowings, which may not be converted or continued.

(2)                                 To make an election pursuant to this Section 2.07 following the Closing Date, the Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a Eurocurrency Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the effective date of such election.  Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit E and signed by the Borrower.

(3)                                 (a)                                 Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below will be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Revolving Facility Borrowing; and

(iv)                              if the resulting Borrowing is a Eurocurrency Revolving Facility Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(b)                                 If any such Interest Election Request requests a Eurocurrency Revolving Facility Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a Eurocurrency Revolving Facility Borrowing having an Interest Period of one month’s duration.

(4)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(5)                                 If the Borrower Parties fail to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Facility Borrowing two Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, as provided herein, at the end of such Interest Period, such Borrowing will be continued as a Eurocurrency Revolving Facility Borrowing having an Interest Period of one month’s duration.

(6)                                 Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Revolving Facility Borrowing and (b) unless repaid, each Eurocurrency Revolving Facility Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08                                      Termination and Reduction of Commitments.

(1)                                 Unless previously terminated, the Commitments will terminate on the Maturity Date.

(2)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments will be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the applicable Revolving Facility Commitments) and (ii) the Borrower will not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the lesser of the total Revolving Facility Commitments and the Borrowing Base.

(3)                                 The Borrower will notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three Business Days prior to the date of such termination or reduction, specifying such election and the date thereof.  Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 will be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified Closing Date).  Any termination or reduction of the Commitments will be permanent.  Each reduction of the Commitments will be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09                                      Promise to Pay; Evidence of Debt.

(1)                                 Each of the Borrower Parties, jointly and severally, hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan, Protective Advance and Overadvance to such Borrower Party on the Maturity Date and (b) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(2)                                 Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower Parties will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such Note and interest thereon at all times (including after assignment pursuant to Section 10.04) will be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(3)                                 The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to any of the Borrower Parties made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower Parties to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the Borrower Parties to repay the Obligations in accordance with the terms of this Agreement.

SECTION 2.10                                      Optional Repayment of Loans.

(1)                                 The Borrower Parties will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount, (a) in the case of Eurocurrency Revolving Loans, that is an integral multiple of $500,000 and not less than $2.5 million, and (b) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, or, in each case, if less, the amount outstanding; provided that no portion of the principal of any ABL Term Loans may be prepaid prior to the Discharge of ABL Revolving Claims unless such prepayment (i) is permitted under Section 6.09(2) or (ii) constitutes a scheduled amortization payment expressly contemplated under Section 2.21(7)(c).

(2)                                 Prior to any repayment of any Revolving Loans, the Borrower will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, (a) in the case of an ABR Borrowing, one Business Day before the anticipated date of such repayment and (b) in the case of a Eurocurrency Revolving Facility Borrowing, three Business Days before the anticipated date of such repayment.  Each repayment of a Borrowing will be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Lenders at the time of such repayment).  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, on the scheduled date of such repayment.  Repayments of Eurocurrency Revolving Facility Borrowings will be accompanied by accrued interest on the amount repaid, together with any amounts due under Section 2.16.

SECTION 2.11                                      Mandatory Repayment of Loans.

(1)                                 In the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the Borrower will on such Business Day repay outstanding Revolving Loans and Swingline Loans, and, if there remains an excess after paying all Revolving Loans and Swingline Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess.

(2)                                 On any date on or prior to April 25, 2014, the Borrower will cause the aggregate principal amount of outstanding Revolving Loans (excluding, for the avoidance of doubt, all other Revolving Facility Credit Exposure) on such date to be equal to or less than an amount (the “Threshold Level”) equal to (a) $25.0 million plus (b) the amount funded on the Closing Date to finance original issue discount and upfront fees arising in connection with any exercise of the Flex Provisions.  The foregoing sentence will not be construed in any manner to restrict the ability of the Borrower Parties to request any Borrowing under the Revolving Facility, and this Section 2.11(2) will have no further force or effect following the date on which outstanding Revolving Loans are equal to or less than the Threshold Level.

(3)                                 In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower will deposit cash collateral (in accordance with Section 2.05(11)) in an amount equal to such excess.

(4)                                 Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to clause (b) of the proviso to Section 5.11.

(5)                                 The Borrower will prepay Revolving Loans (with no reduction in commitments) or cash collateralize Letters of Credit with 100% of all net cash proceeds from non-ordinary course sales of Collateral included in the Borrowing Base to the extent such net cash proceeds are required to be applied to repay Revolving Loans in order to remain in compliance with the Borrowing Base.  Any amounts prepaid pursuant to this clause (5) will be applied pursuant to the waterfall set forth in Section 2.18(3), provided that amounts applied pursuant to subclauses (iv) and (v) thereof will be applied:

(a)                                 first, to ABR Loans;

(b)                                 second, to Eurocurrency Revolving Loans; and

(c)                                  third, to the cash collateralization of Letters of Credit.

SECTION 2.12                                      Fees.

(1)                                 The Borrower Parties agree, jointly and severally, to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender will be terminated, as applicable) at a rate equal to the Applicable Commitment Fee Percentage.  All Commitment Fees will be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated will be deemed to be zero.  The Commitment Fee due to each Lender will commence to accrue on the Closing Date and will cease to accrue on the date on which the last of the Commitments of such Lender will be terminated as provided herein.

(2)                                 The Borrower Parties agree, jointly and severally, to pay to:

(a)                                 the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the fifth Business Day after the end of each fiscal quarter of the Borrower in each year, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period; and

(b)                                 each Issuing Bank, for its own account (i) on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit) plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(3)                                 The Borrower Parties agree, jointly and severally, to pay to the Administrative Agent, for its own account, the agency fees set forth in the Fee Letter at the times specified therein or in such other amounts and at such other times as may be separately agreed in writing by the Administrative Agent and the Borrower from time to time (the “Administrative Agent Fees”).

(4)                                 All Fees will be paid on the dates due, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees will be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees will be refundable under any circumstances.

SECTION 2.13                                      Interest.

(1)                                 The Loans comprising each ABR Borrowing (including each Swingline Loan) will bear interest at the ABR plus the Applicable Margin.

(2)                                 The Loans comprising each Eurocurrency Revolving Facility Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)                                 Following the occurrence and during the continuation of a Specified Event of Default, the Borrower Parties will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (b) in the case of overdue interest or any other overdue amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.13.

(4)                                 Accrued interest on each Loan will be payable by the Borrower Parties, jointly and severally, in arrears (a) on each Interest Payment Date for such Loan; (b) on the applicable Maturity Date; and (c) upon termination of the Revolving Facility Commitments; provided that:

(i)                                     interest accrued pursuant to paragraph (3) of this Section 2.13 will be payable on demand;

(ii)                                  in the event of any repayment of any Loan (other than a repayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment; and

(iii)                               in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(5)                                 All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.14                                      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Revolving Facility Borrowing:

(1)                                 the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(2)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Revolving Facility Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (b) if any Borrowing Request requests a Eurocurrency Revolving Facility Borrowing, such Borrowing will be made as an ABR Borrowing.

SECTION 2.15                                      Increased Costs.

(1)                                 If any Change in Law:

(a)                                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(b)                                 imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Revolving Loans made by such Lender or any Letter of Credit or participation therein; or

(c)                                  subjects any Recipient to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Revolving Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(2)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(3)                                 A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrower and will be conclusive absent manifest error.  The Borrower will pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(4)                                 Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank will notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.16                                      Break Funding Payments.  Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)                                 the payment of any principal of any Eurocurrency Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)                                 the conversion of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto;

(3)                                 the failure to borrow, convert, continue or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto; or

(4)                                 the assignment of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19.

Such loss, cost or expense to any Lender will be deemed to be the amount determined by such Lender to be the excess, if any, of (a) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Revolving Loan, for the period that would have been the Interest Period for such Loan), over (b) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section will be delivered to the Borrower and will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17                                      Taxes.

(1)                                 Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party is required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made; (b) such Loan Party will make such deductions; and (c) such Loan Party will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)                                 In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)                                 Each Loan Party will, jointly and severally, indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender (other than as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct) on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)                                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(5)(b), 2.17(5)(c) and 2.17(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)                                 Without limiting the effect of Section 2.17(5)(a) above, each Foreign Lender will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit G to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto);

(iv)                              duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required; or

(v)                                 any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, in each of the foregoing circumstances, each Foreign Lender will deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender will promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  In addition, each Lender that is not a Foreign Lender will deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.  Notwithstanding any other provision of this paragraph, a Lender will not be required to deliver any form pursuant to this paragraph (5) that such Lender is not legally able to deliver;

(c)                                  Deutsche Bank AG New York Branch in its capacity as the Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession under Section 9.09, if applicable) will also deliver, to the Borrower, on or prior to the execution and delivery of this Agreement, (i) two duly completed copies of Internal Revenue Service Form W-8ECI with respect to any amounts payable to DBNY for its own account and (ii) two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and DBNY agree to so treat DBNY as a United States person with respect to such payments), with the effect that the Borrower can make payments to DBNY (acting as the Administrative Agent) without deduction or withholding of any taxes imposed by the United States.

(6)                                 If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7)                                 If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over reasonably promptly such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental

Authority.  This Section 2.17(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)                                 Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and this repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)                                 For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

SECTION 2.18                                      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)                                 Unless otherwise specified, the Borrower Parties will make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursement of L/C Disbursements or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement.  Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)                                 The amount of each Lender’s Revolving Facility Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) will be computed weekly (or more frequently in the Administrative Agent’s discretion) and will be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 4:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.  The Administrative Agent will deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (a) the Administrative Agent will transfer to each Lender its Revolving Facility Percentage of repayments and (b) each Lender will transfer to the Administrative Agent (as provided below) or the Administrative Agent will transfer to each Lender such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender will be equal to such Lender’s Revolving Facility Percentage of all Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 2:00 p.m. on a Business Day, such transfers will be made in immediately available funds no later than 5:00 p.m. that day and, if received after 2:00 p.m., then no later than 4:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender has not so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(3)                                 Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower Parties to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrower or any Co-Borrower hereunder or (b) at any time during a Cash Dominion Period (including in connection with any termination of the Revolving Facility Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral, such funds will be applied,

(i)                                     first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)                                  second, toward payment of interest and fees then due from the Borrower Parties hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)                               third, toward payment of principal of Swingline Loans, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due from the Borrower Parties hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due to such parties;

(iv)                              fourth, toward payment of other principal then due from the Borrower Parties hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties;

(v)                                 fifth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrower, any Co-Borrower or any other Subsidiary in accordance with Section 2.05(11);

(vi)                              sixth, to pay any other Obligations (excluding Obligations (x) with respect to ABL Term Loans or (y) as described in items (2) and (3) of the definition of “Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)                           seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrower or any Co-Borrower, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)        eighth, to payment of Cash Management Obligations of the Borrower or any Co-Borrower then due from the Borrower or such Co-Borrower, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;

(ix)                              ninth, to payment of all other Obligations (other than those relating to ABL Term Loans) of the Borrower Parties then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

(x)                                 tenth, toward payment of interest then due from the Borrower Parties hereunder with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties;

(xi)                              eleventh, toward payment of principal then due from the Borrower Parties hereunder with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties; and

(ix)                              twelfth, to payment of all other Obligations of the Borrower Parties then due and payable with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement.

(4)                                 Subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Disbursements and Swingline Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrower Parties pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower Parties or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply).  The Borrower Parties consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

(5)                                 Subject to the priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its ABL Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its ABL Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the ABL Term Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective ABL Term Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (5) will not be construed to apply to any payment made by the Borrower Parties pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its ABL Term Loans to any assignee or participant, other than to the Borrower Parties or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (5) apply).  The Borrower Parties consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

(6)                                 Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower Parties will not make such payment, the Administrative Agent may assume that the Borrower Parties have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower Parties have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(7)                                 If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(3), 2.05(4) or (5), 2.06(2) or 2.18(6), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19                                Mitigation Obligations; Replacement of Lenders.

(1)                                 If any Lender requests compensation under Section 2.15, or if the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender in any material respect.  The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)                                 If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower Parties may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower Parties shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank), which consent shall not unreasonably be withheld, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 will be deemed to prejudice any rights that the Borrower Parties may have against any Lender that is a Defaulting Lender.

(3)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.08, requires the consent of such Lender with respect to which the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) have granted their consent, then the Borrower Parties will have the right (unless such Non-Consenting Lender grants such consent) at their sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank to the extent the consent of such Person would be required under Section 10.04; provided that (a) all Obligations of the Borrower Parties owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrower Parties, the Administrative Agent, such Non-Consenting

Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request therefor, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.20                                      Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Revolving Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Revolving Loans or to convert ABR Borrowings to Eurocurrency Revolving Facility Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Revolving Facility Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Revolving Facility Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21                                Incremental Facilities.

(1)                                 Notice.  At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, increase the Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” and such additional Revolving Facility Commitments,  the “Incremental Commitments”) or add one or more tranches of term loans under the Loan Documents (“Incremental Term Loans;” each such Incremental Revolving Facility Increase together with any tranche of Incremental Term Loans, an “Incremental Facility”).

(2)                                 Ranking.  Any Incremental Commitments will (a) rank pari passu in right of payment with the Revolving Facility Claims and (b) be secured by the Collateral on a pari passu basis with the Revolving Facility Claims.  Incremental Term Loans shall be secured on a junior basis to the Revolving Facility Claims in the manner set forth herein, including (without limitation) as set forth in Section 2.18(3) and in the FILO Intercreditor Provisions) and on a pari passu basis with the Other Term Loans.

(3)                                 Size. The principal amount of commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21, Incremental Term Loans incurred pursuant to this Section 2.21 and Incremental Equivalent Debt incurred pursuant to Section 6.01(1) will not exceed, in the aggregate, an amount equal to $300.0 million.

Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 and Incremental Term Loans incurred pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $50.0 million (or such lesser minimum amount approved by the Administrative Agent).

(4)                                 Incremental Lenders.  Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Facility), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental Facility if such consent by the Administrative Agent would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender.

(5)                                 Incremental Facility Amendments.

(a)                                 Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Parties, the applicable Incremental Lenders and the Administrative Agent.  The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby.

(b)                                 Upon each Incremental Revolving Facility Increase in accordance with this Section 2.21:

(i)                                     each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment; and

(ii)                                  the Administrative Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate Revolving Facility Commitments held by each Lender

(including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrower, by:

(A)                               requiring the outstanding Loans to be prepaid with the proceeds of a new Borrowing;

(B)                               causing non-increasing Lenders to assign portions of their outstanding Loans to Incremental Revolving Lenders; or

(C)                               a combination of the foregoing.

(6)                                 Conditions.  The initial availability of any Incremental Facility will be subject solely to the following conditions:

(a)                                 no Default or Event of Default shall have occurred and be continuing on the date such Incremental Facility is incurred (or commitments in respect thereof are provided) or would exist immediately after giving effect thereto;

(b)                                 the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility (or the date on which commitments in respect thereof are provided);

(c)                                  such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Facility, unless such other conditions are waived by such Incremental Lenders; and

(d)                                 with respect to the incurrence of Incremental Term Loans, Excess Availability on the date of such incurrence will be at least 15% of the Line Cap;

provided that if the proceeds of such Incremental Facility will be used to finance, in whole or in part, the acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or the merger, consolidation or amalgamation with, a Person or division or line of business of a Person,

(i)                                     the condition in the foregoing clause (a) may be waived (or not required) by the Incremental Lenders in respect of such Incremental Facility; and

(ii)                                  the condition in the foregoing clause (b) may be limited to the accuracy in all material respects of (A) the Specified Representations and (B) any representations and warranties made with respect to such Person, division or line of business in the agreement governing such acquisition, merger, consolidation or amalgamation to the extent the breach of such representations and warranties is material to the interests of the Lenders; provided that the failure of any such representation or warranty will not result in a failure of the conditions set forth in the foregoing clause (b) unless such breach results in a failure of a condition precedent of the obligations of the Borrower or a Restricted Subsidiary to consummate such acquisition, merger, consolidation or amalgamation or permits the Borrower or a Restricted Subsidiary to terminate such agreement (after giving effect to any applicable notice and cure provisions).

(7)                                 Terms. Any Incremental Facility will be on the terms set forth in the Loan Documents, as amended by the applicable Incremental Facility Amendment; provided that (a) any Incremental Commitments will (x) rank pari passu in right of payment with the Revolving Facility Claims (y) be secured by Collateral on a pari passu basis with the Revolving Facility Claims and (z) be on terms and pursuant to documentation applicable to the Revolving Facility Commitments; provided that Applicable Margin and Applicable Commitment Fees, in each case, applicable to Revolving Facility Commitments and the Revolving Loans may be increased without the consent of any Lender, in connection with the incurrence of any Incremental Commitments such that the Applicable Margin and the Applicable Commitment Fee Percentage of the Revolving Facility Commitments are identical to those of any Incremental Commitments; provided, further, that any arrangement or similar fees for such Incremental Commitments will be as determined by a Responsible Officer of the Borrower and the lenders providing such Incremental Commitments, (b) no Incremental Commitments may mature prior to the Maturity Date with respect to the Revolving Facility Commitments existing on the Closing Date and (c) Incremental Term Loans (x) may not mature or require any scheduled payment of principal prior to the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans, other than quarterly principal payments in an aggregate annual amount not to exceed 1.00% per annum of the original aggregate principal amount of such Incremental Term Loans and (y) shall be subject to the relative priorities and intercreditor provisions as described in clause (2) above.

SECTION 2.22                                Refinancing Amendments.

(1)                                 Other Term Loans. Credit Agreement Refinancing Indebtedness may, at the election of the Borrower, take the form of term loans under a new term loan facility hereunder (“Other Term Loans”) pursuant to a Refinancing Amendment.  All Other Term Loans shall be secured (a) on a junior basis to the Revolving Loans in the manner set forth herein, including (without limitation) as set forth in Section 2.18(3) and in the FILO Intercreditor Provisions and (b) a pari passu basis with any Incremental Term Loans.

(2)                                 Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 4.01 as may be requested by the providers of Other Term Loans.  The

Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans incurred pursuant thereto.

(3)                                 Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing the applicable Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Parties, to effect the provisions of this Section 2.22.  This Section 2.22 supersedes any provisions in Section 10.08 to the contrary.

(4)                                 Providers of Other Term Loans. It is understood that (a) any Lender approached to provide all or a portion of Other Term Loans may elect or decline, in its sole discretion, to provide such Other Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide any Other Term Loans) and (b) the Administrative Agent has consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Person’s providing such Other Term Loans if such consent would be required under Section 10.04 for an assignment of Loans or Commitments to such Person.

SECTION 2.23                                Extensions of Revolving Commitments.

(1)                                 Extension Offers.  Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date, the Borrower Parties may extend the Maturity Date of each such Lender’s Revolving Facility Commitments and otherwise modify the terms of such Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer, including by increasing the interest rate or fees payable in respect to such Revolving Facility Commitments (each, an “Extension,” and each group of Revolving Facility Commitments so extended, as well as the original Revolving Facility Commitments not so extended, being a “tranche”).  Each Extension Offer will specify the minimum amount of Revolving Facility Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $50.0 million (or (a) if less, the aggregate principal amount of such Revolving Facility Commitments or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and shall be made on a pro rata basis to all Lenders having Revolving Facility Commitments with a like Maturity Date.  If the aggregate outstanding principal amount of Loans and Revolving Facility Commitments (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and Revolving Facility Commitments offered to be extended pursuant to an Extension Offer, then the Loans and Revolving Facility Commitments of such Lenders will be extended ratably up to such maximum amount based on the Revolving Facility Commitments of the Lenders that have accepted such Extension Offer.  There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions.  Each Lender accepting an Extension Offer is referred to herein as an “Extending Lender,” and the Loans and Revolving Facility Commitment held by such Lender (and so extended) accepting an Extension Offer are referred to herein as “Extended Loans” and “Extended Commitments”.

(2)                                 Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches in respect of Extended Commitments (and related Extended Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.23.  This Section 2.23 supersedes any provisions in Section 10.08 to the contrary.

(3)                                 Terms of Extension Offers and Extension Amendments.  The terms of any Extended Commitments (and related Extended Loans) will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(a)                                 no Event of Default has occurred and is continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(b)                                 except as to pricing terms (interest rate and fees) and maturity, the terms and conditions of such Revolving Facility Credit Exposure are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility Commitments (and related Extended Loans) subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower.

(4)                                 Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and each Lender agreeing to such Extension with respect to one or more of its Revolving Facility Commitments.  The transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.09 and 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23 will not apply to any of the transactions effected pursuant to this Section 2.23.

SECTION 2.24                                Joint and Several Liability of Borrower Parties.

(1)                                 Each of the Borrower Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrower Parties and in consideration of the undertakings of each of the Borrower Parties to accept joint and several liability for the obligations of each of them under the Loan Documents.

(2)                                 Each of the Borrower Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower Parties with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations are the joint and several obligations of each of the Borrower Parties without preferences or distinction among them.

(3)                                 If and to the extent that any of the Borrower Parties fails to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrower Parties will make such payment with respect to, or perform, such Obligation.

(4)                                 The obligations of each Borrower Party under the provisions of this Section 2.24 constitute full recourse obligations of such Borrower Party, enforceable against it to the full extent of its properties and assets.

(5)                                 Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Co-Borrower hereunder will be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of Title 11 of the United States Code, as now constituted or hereafter amended or any comparable provisions of any applicable state law.

SECTION 2.25                                Appointment of Borrower as Agent for Borrower Parties.

Each Co-Borrower hereby appoints the Borrower to act as its exclusive agent for all purposes under this Agreement and the other Loan Documents (including with respect to all matters related to the borrowing and repayment of Loans as described in Article II hereof). Each Co-Borrower (in such capacity) acknowledges and agrees that (1) the Borrower may execute such documents on behalf of all the Borrower Parties as the Borrower deems appropriate in its sole discretion and each Borrower Party (in such capacity) will be bound by and obligated by all of the terms of any such document executed by the Borrower on its behalf, (2) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower will be deemed to have been delivered to each Borrower Party and (3) the Administrative Agent and each of the Lenders will accept (and will be permitted to rely on) any document or agreement executed by the Borrower on behalf of the Borrower Parties (or any of them).

SECTION 2.26                                Defaulting Lenders.

(1)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.

(b)                                 Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:

(i)                                     first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)                                  second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder;

(iii)                               third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit;

(iv)                              fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v)                                 fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;

(vi)                              sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)                           seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)                        eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender.  Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.26(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.  Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) for any period during which that Lender is a Defaulting Lender (and the Borrower Parties will be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) will not be entitled to receive any L/C Participation Fee pursuant to Section 2.12(2) for any period during which that Lender is a Defaulting Lender (although the Borrower Parties will be required to pay any such L/C Participation Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank, as the case may be).

(d)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans will not exceed the positive difference, if any, of (i) the Revolving Facility Commitment of such non-Defaulting Lender minus (ii) the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.

(e)                                  Elimination of Remaining Fronting Exposure.  At any time that there exists a Defaulting Lender, (i) immediately upon the request of the Administrative Agent or the Issuing Bank, the Borrower Parties will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Revolving Facility L/C Exposure (after giving effect to Section 2.26(1)(d)) which will be held as security for the reimbursement obligations of the Borrower with respect to the Revolving Facility L/C Exposure and (ii) immediately upon request of the Administrative Agent or the Swingline Lender, the Borrower Parties will repay an amount of Swingline Loans sufficient to eliminate the Fronting Exposure of the Swingline Lender.

(2)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.26(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and Merger Sub represents and warrants to each Agent and to each of the Lenders, with respect to Borrowings made on the Closing Date, that on the Closing Date immediately prior to consummation of the Merger, the Specified Merger Agreement Representations and the Specified Representations are true and correct in all material respects.

With respect to any Borrowing made after the Closing Date, the Borrower, with respect to itself, each Co-Borrower and each of the Restricted Subsidiaries, and Holdings, solely with respect to Sections 3.01, 3.02, 3.03 and 3.20, will represent and warrant to each Agent and to each of the Lenders that:

SECTION 3.01                                      Organization; Powers.  Each of Holdings, the Borrower, each Co-Borrower and each Restricted Subsidiary:

(1)                                 is a partnership, limited liability company, corporation, or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization);

(2)                                 has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)                                 is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)                                 has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower Parties, to borrow and otherwise obtain credit hereunder.

SECTION 3.02                                      Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions:

(1)                                 have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2)                                 will not:

(a)                                 violate:

(i)                                     any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii)                                  any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii)                               any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b)                                 be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c)                                  result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03                                      Enforceability.  This Agreement has been duly executed and delivered by Holdings and each of the Borrower Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1)                                 the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(2)                                 general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3)                                 implied covenants of good faith and fair dealing; and

(4)                                 any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 3.04                                      Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)                                 the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions;

(2)                                 filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions;

(3)                                 filings which may be required under Environmental Laws;

(4)                                 filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(5)                                 such as have been made or obtained and are in full force and effect;

(6)                                 such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(7)                                 filings or other actions listed on Schedule 3.04.

SECTION 3.05                                      Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Cash.

SECTION 3.06                                      Title to Properties; Possession Under Leases.

(1)                                 Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)                                 Neither the Borrower Parties nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Borrower Parties’ and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.06(2), on the Closing Date the Borrower Parties and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07                                Subsidiaries.

(1)                                 Schedule 3.07(1) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(2)                                 As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by Holdings, the Borrower or any Restricted Subsidiary.

SECTION 3.08                                Litigation; Compliance with Laws.

(1)                                 There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower Parties or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.14), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)                                 To the knowledge of the Borrower, none of the Borrower Parties, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.14) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09                                Federal Reserve Regulations.

(1)                                 None of Holdings, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)                                 No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10                                      Investment Company Act.  None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11                                      Use of Proceeds.  The Borrower Parties shall use the proceeds of the Revolving Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes or other transaction permitted by the Loan Documents

(including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

SECTION 3.12                                Tax Returns.  Except as set forth on Schedule 3.12:

(1)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)                                 Each of Holdings, the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it on the returns referred to in clause (1) of this Section 3.12 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13                                No Material Misstatements.

(1)                                 All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)                                 The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)                                 the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)                                 the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower, the Company and/or the Sponsors;

(c)                                  no assurance can be given that any particular Projections will be realized; and

(d)                                 actual results may differ and such differences may be material.

SECTION 3.14                                      Environmental Matters.  Except as set forth on Schedule 3.14 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)                                 each of the Borrower Parties and the Restricted Subsidiaries is in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2)                                 none of the Borrower Parties or any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3)                                 to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any Borrower Party or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower Party or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to any Borrower Party or any Restricted Subsidiary; and

(4)                                 there are no agreements in which any Borrower Party or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.15                                Security Documents.

(1)                                 The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement, a short form grant of security interest in intellectual property (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged

Collateral described in the Collateral Agreement is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).

(2)                                 When financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement and the Collateral Agreement or a summary thereof or a short form grant of security interest in intellectual property (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the Collateral Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the domestic intellectual property, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(3)                                 Notwithstanding anything herein (including this Section 3.15) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.16                                Location of Real Property and Leased Premises.

(1)                                 Schedule 3.16(1) correctly identifies, in all material respects, as of the Closing Date, all material Real Property owned in fee by the Loan Parties.  As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.16(1).

(2)                                 Schedule 3.16(2) lists correctly in all material respects, as of the Closing Date, all material Real Property leased by any Loan Party and the addresses thereof.  As of the Closing Date, the Loan Parties have in all material respects valid leases in all material Real Property set forth as being leased by them on Schedule 3.16(2).

SECTION 3.17                                      Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions, including the Borrowing of the Loans hereunder, and after giving effect to the application of the proceeds of such Indebtedness:

(1)                                 the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(2)                                 the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(3)                                 the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(4)                                 the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.18                                      No Material Adverse Effect.  Since August 3, 2013, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.19                                      Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of any Borrower Party or any Restricted Subsidiary as of the Closing Date.  As of such date, such insurance is in full force and effect.

SECTION 3.20                                USA PATRIOT Act; FCPA; OFAC.

(1)                                 To the extent applicable, each of Holdings, the Borrower Parties and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2)                                 No part of the proceeds of the Loans will be used by Holdings, a Borrower Party or any of their respective Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”).

(3)                                 None of Holdings, the Borrower or any Restricted Subsidiary is any of the following:

(a)                                 a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)                                 a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)                                  a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(d)                                 a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                                  a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans will be, directly or indirectly, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

SECTION 3.21                                Intellectual Property; Licenses, Etc.  Except as set forth on Schedule 3.21:

(1)                                 except as would not reasonably be expected to have a Material Adverse Effect, each Borrower Party and Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person;

(2)                                 except as would not reasonably be expected to have a Material Adverse Effect, no Borrower Party or Restricted Subsidiary nor any Intellectual Property Rights, product, process, method, substance, part or other material now employed, sold or offered by any Borrower Party or Restricted Subsidiary is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person; and

(3)                                 no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.22                                Employee Benefit Plans.

The Borrower Parties and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or amend, extend or renew Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01                                      All Credit Events After the Closing Date.  On the date of each Credit Event, other than Credit Events on the Closing Date:

(1)                                 The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with Section 2.03(4)) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application) as required by Section 2.05(2).

(2)                                 Except with respect to any Borrowing pursuant to Section 2.21 (solely when the proviso immediately following Section 2.21(6)(d) is applicable and then only to the extent required thereby), the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(3)                                 At the time of and immediately after any Borrowing (other than a Borrowing pursuant to Section 2.21 (solely when the proviso immediately following Section 2.21(6)(d) is applicable)) or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension not beyond the Maturity Date, or renewal of a Letter of Credit without any increase in the stated amount thereof), as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(4)                                 At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, of Revolving Loans

(including Swingline Loans), unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Each such Credit Event occurring after the Closing Date will be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.01.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of Section 4.01 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

SECTION 4.02                                Closing Date Conditions  On the Closing Date:

(1)                                 Loan Documents.  The Administrative Agent shall have received this Agreement and the Collateral Agreement, in each case, duly executed and delivered by a Responsible Officer of each of Holdings and Merger Sub.

(2)                                 Borrowing Request.  On or prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request.

(3)                                 Acquisition Transactions.  Merger Sub or Holdings shall have confirmed to the Administrative Agent that the following transactions have been consummated or will be consummated substantially concurrently with the making of the Revolving Loan on the Closing Date:

(a)                                 the Merger;

(b)                                 the Equity Contribution; and

(c)                                  the Closing Date Refinancing.

(4)                                 Pro Forma Balance Sheet; Financial Statements.  The Administrative Agent shall have received a pro forma consolidated balance sheet and income statement of the Company as of August 3, 2013 and for the four-quarter period then ended, in each case, prepared on a pro forma basis giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

(5)                                 Fees.  Payment of all fees (a) required to be paid pursuant to the Fee Letter and (b) reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced in reasonable detail at least five Business Days prior to the Closing Date.

(6)                                 Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit C.

(7)                                 Closing Date Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of each of Holdings and Merger Sub dated the Closing Date and certifying:

(a)                                 that attached thereto is a true and complete copy of the charter or other similar organizational document of Holdings or Merger Sub, as applicable, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which Holdings or Merger Sub, as applicable, is organized;

(b)                                 that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which Holdings or Merger Sub, as applicable, is organized, dated reasonably near the Closing Date, listing the charter or other similar organizational document of such Person and each amendment thereto on file in such office and, if available, certifying that (i) such amendments are the only amendments to such Person’s charter on file in such office, (ii) such Person has paid all franchise taxes to the date of such certificate and (iii) such Person, is duly organized and in good standing under the laws of such jurisdiction;

(c)                                  that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Holdings or Merger Sub, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)                                 as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.02(1) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(7)); and

(e)                                  that on the Closing Date following consummation of the Equity Contribution the Sponsors will control Merger Sub.

(8)                                 Legal Opinions.  The Administrative Agent shall have received a customary legal opinion of each of (a) Latham & Watkins LLP, special counsel to the Loan Parties and (b) K&L Gates LLP, local counsel to the Loan Parties.

(9)                                 Pledged Equity Interests; Pledged Notes.  Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of (a) Merger Sub and (b) to the extent obtained by Merger Sub from the Company on or prior to the Closing Date, the Company and each Subsidiary Loan Party, in each case to the extent such Equity Interests are included in the Collateral and required to be pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(10)                          Lien Searches. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of Holdings and the Borrower, together with, if requested by the Administrative Agent at least 21 days prior to the Closing Date, the results of a search of Uniform Commercial Code filings made with respect to the Loan Parties (for purposes of this clause (10), giving effect to the Transactions) in the applicable jurisdiction of organization of each Loan Party and copies of the financing statements (or similar documents) disclosed by such search.

(11)                          No Material Adverse Effect.  Except as disclosed in the disclosure schedules to the Merger Agreement, the audited consolidated financial statements of the Company (including the related notes) at and for the fiscal year ended on August 3, 2013, certified by the Company’s auditors or in the Company SEC Documents (as defined in the Merger Agreement) filed with, or furnished to, the SEC prior to the date of the Merger Agreement (other than any risk factor disclosures contained in the “Risk Factors” section thereof, sections relating to forward-looking statements and any other disclosures that constitute predictive, cautionary or forward-looking statements), there shall not have occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) since August 3, 2013 that would result in a failure of a condition precedent to the obligations of Merger Sub under the Merger Agreement.

(12)                          Initial Borrowing Base Certificate.  The Administrative Agent shall have received an executed Borrowing Base Certificate prepared as of October 5, 2013 in form and substance reasonably satisfactory to the Administrative Agent.

(13)                          Know Your Customer and Other Required Information.  All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten calendar days prior to the Purchase Date, will be provided not later than the date that is three Business Days prior to the Purchase Date.

(14)                          Representations and Warranties.  Subject to the Certain Funds Provisions, the Specified Merger Agreement Representations and Specified Representations will be true and correct in all material respects; provided that the failure of a Specified Merger Agreement

Representation to be true and correct will not result in a failure of a condition precedent under this Article IV unless such failure gives Merger Sub the right to terminate the Merger Agreement pursuant to its terms (after giving effect to any applicable notice and cure provisions).

There are no conditions, implied or otherwise, to the making of Loans on the Closing Date other than as set forth in the preceding clauses (1) through (14) of Section 4.02 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, the Borrower will, and will cause each Co-Borrower and each Restricted Subsidiary, to:

SECTION 5.01                                Existence; Businesses and Properties.

(1)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)                                 in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)                                 in connection with a transaction permitted under Section 6.05.

(2)                                 (a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)                                     as expressly permitted by this Agreement;

(ii)                                  such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)                               where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02                                Insurance.

(1)                                 Maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.  The Borrower will furnish to the Administrative Agent or Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained.  Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance unless any material Real Property owned by it is required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because such material Real Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area.”

(2)                                 Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.03                                Taxes.  Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04                                Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)                                 within 120 days following the end of the fiscal year ending August 2, 2014, and within 90 days following the end of each fiscal year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the fiscal year ending August 2, 2014, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)                                 within 60 days following the end of the fiscal quarters ending November 2, 2013 and February 1, 2014, and, thereafter, within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)                                 concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Borrower:

(a)                                 certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)                                 setting forth in reasonable detail calculations of the Fixed Charge Coverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year or fiscal quarter, as applicable;

(c)                                  certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary;” and

(d)                                 certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable;

(5)                                 within 120 days following the end of the fiscal year ending August 2, 2014, and within 90 days following the end of each fiscal year thereafter, a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(6)                                 upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(8)                                 promptly upon request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(9)                                 on or before the 15th Business Day of each month from and after the Closing Date, a Borrowing Base Certificate from the Borrower as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent may reasonably request (which requests may be more frequent with respect to information regarding Eligible Cash); provided that, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, the Administrative Agent may require the Borrower to deliver the Borrowing Base Certificate more frequently as reasonably determined by the Administrative Agent.  Notwithstanding the foregoing, the Administrative Agent may not require the Borrower to deliver a Borrowing Base Certificate more frequently than weekly, and in the case of such weekly reporting the Borrowing Base Certificate will be due on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) calculated as of the close of business on Saturday of the immediately preceding calendar week.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of Holdings (or any other Parent Entity) or (2) the Borrower’s or Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2)(a) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)).  The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05                                      Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1)                                 any Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)                                 the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(4)                                 any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrower’s Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves.

SECTION 5.06                                      Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07                                      Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)                                 Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower, to discuss the affairs, finances and condition of Holdings, the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures).

(2)                                 At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period if subclause (b) does not apply and (b) twice per 12-month period during any period commencing upon the date on which Excess Availability has been less than 20.0% of the Line Cap then in effect for at least five consecutive Business Days and ending on the date on which Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct field examinations at reasonable business times and upon reasonable prior notice to the Borrower; provided that if a field exam has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive Business Days, such field exam will be completed at the expense of the Loan Parties.  The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations.

(3)                                 At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period if subclause (b) does not apply and (b) twice per 12-month period during any period commencing upon the date on which Excess Availability has been less than 20.0% of the Line Cap then in effect for at least five consecutive Business Days and ending on the date on which Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Acceptable Appraiser to conduct appraisals of the Collateral at reasonable business times and upon reasonable prior notice to the Borrower; provided that if an appraisal of the Collateral has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive Business Days, such appraisal will be completed at the expense of the Loan Parties.  The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals.  Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders.  In addition, the Loan Parties will have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from any Acceptable Appraiser prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder.  With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base

hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal.

(4)                                 The Borrower Parties will conduct a physical count of the Inventory at least once per fiscal year, and after an occurrence and during the continuation of an Event of Default, at such other times as the Administrative Agent requests.  The Borrower Parties, at their own expense, shall deliver to the Administrative Agent the results of each physical verification that the Borrower Parties have made, or have caused any other Person to make on its behalf, of all or any portion of its Inventory.  The Borrower Parties will maintain a retail stock ledger inventory reporting system at all times.

(5)                                 Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07(1) through (4) and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information; (2) in respect of which disclosure is prohibited by law or any binding agreement; (3) is subject to attorney-client or similar privilege or constitutes attorney work product; or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

SECTION 5.08                                      Use of Proceeds.  Use the proceeds of the Revolving Loans and the Swingline Loans and request issuance of Letters of Credit solely for general corporate purposes (including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

SECTION 5.09                                      Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10                                      Further Assurances; Additional Security.

(1)                                 If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable, notify the Collateral Agent thereof and, within 20 Business Days after the date such Restricted Subsidiary is formed or acquired (or such longer period as the Collateral Agent agrees), the Borrower will or will cause such Restricted Subsidiary to:

(i)            deliver a joinder to the Collateral Agreement, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(ii)           to the extent required by and subject to the exceptions set forth in the Collateral Agreement, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(iii)          to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(iv)          except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)                                 If any Loan Party (a) acquires fee simple title in Real Property after the Closing Date or (b) owns fee simple title in Real Property on the date it enters a joinder pursuant to Section 5.10(1)(i) hereof, that, combined with all other Real Property owned in fee simple by the Loan Parties on the date of such acquisition or joinder, as applicable, has an aggregate fair market value (as determined in good faith by a Responsible Officer of the Borrower) of $50.0 million or more within 20 Business Days after such acquisition or entry of a joinder (as applicable):

(a)                                 notify the Collateral Agent thereof;

(b)                                 cause any such acquired Real Property owned in fee simple that has a fair market value (as determined in good faith by a Responsible Officer of the Borrower) of $7.5 million or more to be subjected to a customary mortgage or deed of trust securing the Obligations;

(c)                                  obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, with endorsements (including zoning endorsements where available) and in customary amounts (the “Mortgage Policies”);

(d)                                 to the extent necessary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent;

(e)                                  provide evidence of insurance (including all insurance required to comply with applicable flood insurance laws) naming the Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Collateral Agent, including the insurance required by the terms of any mortgage or deed of trust;

(f)                                   obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such acquired Real Properties owned in fee simple are located; and

(g)                                  take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

(3)                                 Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)                                 corporate or organization name;

(b)                                 organizational structure;

(c)                                  location (determined as provided in UCC Section 9-307); or

(d)                                 organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number;

except, in the case of each of the foregoing clauses (a) through (c), in connection with the Closing Date Conversions.

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)                                 Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)                                 Notwithstanding anything to the contrary,

(a)                                 the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Agreement;

(b)                                 neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent; and

(c)                                  no actions will be required outside of the United States in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required.

SECTION 5.11                                      Cash Management Systems; Application of Proceeds of Accounts.

(1)                                 Within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 enter into blocked account agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which any Borrower Party or any Subsidiary Loan Party maintains any DDA other than an Excluded Account (a “Blocked Account”) covering each such Blocked Account maintained with such bank;

(b)                                 ensure that all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of any Borrower Party or any Subsidiary Loan Party are deposited promptly upon receipt in accordance with historical practices into a DDA maintained in the name of such Borrower Party or such Subsidiary Loan Party; and

(c)                                  deliver notifications to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Administrative Agent (each, a “DDA Notification”), instructing such depository institution to sweep, no less frequently than once per Business Day, all available cash balances and cash receipts, including the then contents or then entire ledger balance of such DDA net of such minimum balance (not to exceed $100,000 per account), if any, required by the bank at which such DDA is maintained to a concentration account of the Borrower Parties and the other Subsidiary Loan Parties that are subject to Blocked Account Agreements; provided that Holdings, the Borrower Parties and other Subsidiary Loan Parties may maintain credit balances (including cash and cash equivalents) in DDAs or other deposit or securities accounts that are Excluded Accounts.

Notwithstanding anything herein to the contrary, the provisions of this Section 5.11(a) will not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement prior to the date that is 90 days (or such later date as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Permitted Acquisition or other Investment, and the balances held in such deposit accounts at the date of such Permitted Acquisition or other Investment shall not be counted toward the amount set forth in clause (1) of the definition of “Excluded Account” until the end of such 90 day period (or later period, if applicable).

(2)                                 Within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), deliver to the Administrative Agent notifications in form reasonably satisfactory to the Administrative Agent executed on behalf of each applicable Borrower Party and addressed to such Borrower Party’s Credit Card Processors (each, a “Credit Card Notification”);

provided that, with respect to each of Sections 5.11(1) and (2):

(a)                                 Each Blocked Account Agreement and Credit Card Notification will require, during a Cash Dominion Period and upon receipt by the Borrower of written notice thereof by the Administrative Agent, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $100,000 per account), if any, required by the bank at which such Blocked Account is maintained to an account established with, and subject to the control of, the Administrative Agent (the “Dominion Account”).

(b)                                 All collected amounts received in the Dominion Account shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the waterfall set forth in Section 2.18(3); provided that amounts applied pursuant to subclauses (iv) and (v) thereof will be applied:

(i)                                     first, to ABR loans;

(ii)                                  second, to Eurocurrency Revolving Loans; and

(iii)                               third, to the cash collateralization of Letters of Credit;

with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrower Parties.

(c)                                  At any time after the occurrence and during the continuance of a Cash Dominion Period as to which the Administrative Agent has notified the Borrower, any cash or Cash Equivalents owned by any Borrower Party or Subsidiary Loan Party are deposited to any account, held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent will be entitled to require the applicable Borrower Party or Subsidiary Loan Party to close such account and have all funds therein transferred to a Blocked Account;

provided that the foregoing will not apply to cash or Cash Equivalents constituting Term Priority Collateral required to be deposited in a blocked account in favor of the lenders under the Term Loan Credit Agreement pursuant to the terms of the Term Loan Credit Agreement; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:

(i)            any Excluded Account;

(ii)           an amount not to exceed $20,000,000 in the aggregate that is on deposit in a segregated DDA that the Borrower designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds will not be funded from, or when withdrawn from the Designated Disbursement Account, will not be replenished by, funds constituting Collateral (or proceeds of Collateral) so long as such Cash Dominion Period continues; or

(iii)          de minimus cash or cash equivalents from time to time inadvertently misapplied by the Borrower or any Restricted Subsidiary.

(d)                                 The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 5.11; provided, that the Loan Parties may close DDAs or open new DDAs that are Excluded Accounts without executing or delivering any such DDA Notification or Blocked Account Agreement.  Unless consented to in writing by the Administrative Agent, the Loan Parties will not enter into any agreements with credit card processors unless contemporaneously therewith a Credit Card Notification is executed by a Loan Party or Restricted Subsidiary and a copy thereof is delivered to the Administrative Agent.

(e)                                  The Dominion Account will at all times be under the sole dominion and control of the Collateral Agent.

(f)                                   So long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

(g)                                  Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement has been terminated, the Commitments have been terminated and the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized on terms satisfactory to the Issuing Bank or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect will be remitted to the Loan Parties as the Borrower may direct.

SECTION 5.12                                      Creation and Release of Co-Borrowers.

(1)                                 Provide to the Administrative Agent, to the extent the Borrower intends to qualify any Subsidiary that is a Wholly Owned Domestic Restricted Subsidiary of the Borrower as a Co-Borrower (a) a written request to designate such Subsidiary as a Co-Borrower, (b) no later than five Business Days prior to the date on which such Subsidiary will become a Co-Borrower, all documentation and other information about such Subsidiary that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (c) a Co-Borrower Joinder Agreement executed by each Borrower Party and such Subsidiary pursuant to which such Subsidiary agrees that it is jointly and severally liable for all Obligations.

(2)                                 Provide to the Administrative Agent, to the extent the Borrower intends to cause the release of any Co-Borrower from its qualification as a Co-Borrower hereunder and so long as no Default or Event of Default shall have occurred and be continuing immediately prior to, or would result immediately after, giving effect to such release, (a) a written request for the release of the applicable Co-Borrower stating that such Co-Borrower is concurrently being released from all of its obligations as a Co-Borrower in accordance with the terms of the Loan Documents and (b) an updated Borrowing Base Certificate demonstrating that, after giving effect to the exclusion of such Co-Borrower’s assets from the Borrowing Base, the Revolving Facility Credit Exposure will not exceed the Line Cap (or that Loans are being repaid or Letters of Credit cash collateralized in connection with such requested release to the extent necessary to eliminate such excess);

provided that any such request for release will be effective upon the release of such Co-Borrower from the Collateral Agreement and the receipt of the materials referred to in the preceding clauses (a) and (b) of this Section 5.12(2); provided, further, that:

(i)                                     the Administrative Agent and/or the Lenders will, upon the release of any Co-Borrower hereunder, return to the Borrower any Notes executed by such Co-Borrower; and

(ii)                                  the Administrative Agent will, at the request of the Borrower, provide evidence of the release of any Co-Borrower in a form reasonably acceptable to the Borrower to the extent such release is permitted pursuant to this Section 5.12(2).

SECTION 5.13                                      Lender Calls.  Following receipt by the Borrower of a request by the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders), use commercially reasonable efforts to hold an update call (which call shall take place on or prior to the date that is 10 Business Days following the receipt of such notice) with a Financial Officer of the Borrower, such other members of senior management of the Borrower as the Borrower deems appropriate, the Lenders and the Lenders’ respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited, to recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal quarter (in total with respect to this Agreement and the Term Loan Credit Agreement).

SECTION 5.14                                      Capital One Agreement and Permitted Replacement Credit Card Program.  At least fifteen (15) days prior to the execution by any Borrower or any Subsidiary of documents evidencing the proposed adoption of any Permitted Replacement Credit Card Program (or of the consummation of any Permitted Acquisition of the type referred to in the definition of the term “Permitted Replacement Credit Card Program”), the Borrower shall deliver or cause to be delivered notice to the Agent of such adoption, which notice shall include a copy, in the then-existing form, of any documents to be executed in connection with such Permitted Replacement Credit Card Program. The Borrower shall deliver or cause to be delivered to the Agent copies of all such documents delivered in connection with such Permitted Replacement Credit Card Program within a reasonable period of time after the execution of such documents, and shall deliver any Credit Card Notification in connection therewith required under Section 5.11 in accordance with the terms of Section 5.11.

SECTION 5.15                                      Post-Closing Matters.

Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof on or before the dates specified with respect to such items on Schedule 5.15 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the Term Priority Collateral, in the sole discretion of the administrative agent under the Term Loan Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, it will not and will not permit any Co-Borrower or any Restricted Subsidiary to:

SECTION 6.01                                      Indebtedness.  Issue, incur or assume any Indebtedness; provided that the Borrower, any Co-Borrower and the Restricted Subsidiaries may issue, incur or assume Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Interest Coverage Ratio is 2.00 to 1.00 or greater (“Ratio Debt”); and provided, further, that the aggregate principal amount of Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors may not exceed $100.0 million at any time outstanding.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)                                 Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Facilities, Other Term Loans and Extended Commitments), Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness;

(2)                                 (a) Indebtedness incurred pursuant to the Term Loan Credit Agreement (including all Incremental Term Loans, Other Term Loans and Extended Term Loans, in each case, as defined in the Term Loan Credit Agreement); (b) any Incremental Equivalent Term Debt (as defined in the Term Loan Credit Agreement); and (c) Credit Agreement Refinancing Indebtedness (as defined in the Term Loan Credit Agreement); provided that the aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness), as of the date any such Indebtedness is incurred, does not exceed the sum of;

(i)                                     $3,600.0 million; plus

(ii)                                  (A) with respect to any such Incremental Term Loans or Incremental Equivalent Term Debt to be secured on a pari passu basis to the Term Loans (as defined in the Term Loan Credit Agreement), such amount as would not result in the Senior Secured First Lien Net Leverage Ratio, as of the date of such incurrence, being greater than 4.25 to 1.00; and

(B) with respect to any such Incremental Term Loans to be secured on a junior basis to the Term Loans (as defined in the Term Loan Credit Agreement), such amount as would not result in the Total Net Leverage Ratio, as of the date of such incurrence, being equal to, or greater than, the Closing Date Total Net Leverage Ratio;

(3)                                 the Senior Notes issued on the Closing Date and any notes issued in exchange for the Senior Notes pursuant to a registration rights agreement;

(4)                                 Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) above), including the Existing 2028 Debentures;

(5)                                 Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $200.0 million and (b) 2.25% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)                                 Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)                                 intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness that is owing by any Restricted Subsidiary that is not a Guarantor to a Loan Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Sections 6.04(3) and (4);

(9)                                 Indebtedness pursuant to Hedge Agreements;

(10)                          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)                          Guarantees of Indebtedness of the Borrower or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(18));

(12)                          (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i)            no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)           immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis, either (A) the Borrower would be permitted to incur at least $1 of Ratio Debt or (B) the Interest Coverage Ratio would increase; and

(iii)          the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed $75.0 million at any one time outstanding as of the date such Indebtedness is incurred;

(13)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower of its incurrence;

(14)                          Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(15)                          Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Borrower from the issuance or sale of its Equity Interests or as a contribution to its capital, other than (a) proceeds from the issuance or sale of the Borrower’s Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”);

(16)                          Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(17)                          Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(18)                          Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(19)                          Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(20)                          Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (20) (and any successive Permitted Refinancing Indebtedness) may not exceed the greater of (a) $50.0 million and (b) 0.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(21)                          Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by Foreign Subsidiaries to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $50.0 million and (b) 0.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(22)                          unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(23)                          Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(24)                          any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred under clauses (3), (4), (5), (12), (15), (20), (21), this clause (24) or clauses (27), (28) or (29) of this Section 6.01;

(25)                          customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)                          Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27)                          unsecured Indebtedness of the Borrower or any Restricted Subsidiary so long as (a) immediately after giving effect to the incurrence of such Indebtedness the Payment Conditions are satisfied and (b) the maturity date and Weighted Average Life to Maturity of such Indebtedness is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (27) (and any successive Permitted Refinancing Indebtedness);

(28)                          other Indebtedness that is secured by Liens that are in all respects subordinated or junior to the Liens securing the Obligations; provided that such Indebtedness (a) is subject to a Junior Lien Intercreditor Agreement and (b) has a maturity date and Weighted Average Life to Maturity that is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (28) (and any successive Permitted Refinancing Indebtedness); and

(29)                          additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (29) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $250.0 million and (b) 2.75% of Consolidated Total Assets as of the date any such Indebtedness is incurred.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under this Agreement and the Term Loan Credit Agreement will be deemed to have been incurred in reliance on the exception in clauses (1) and (2), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph.  All unsecured Permitted Debt originally incurred under clause (5), (20), (21) or (27) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt.  Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including pay-in-kind interest on the Senior Notes), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.  Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Notwithstanding anything to the contrary contained herein, in no event may any Future Senior ABL Indebtedness (as defined in the Intercreditor Agreement) be incurred, or any ABL Pari Passu Intercreditor Agreement (as defined in the Intercreditor Agreement) be permitted to be entered into.

SECTION 6.02                                      Liens.  Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)                                 Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(2)                                 Liens securing Indebtedness existing on the Closing Date; provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;

(3)                                 Liens securing Indebtedness incurred in accordance with Sections 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)                                 Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(17);

(5)                                 Liens on assets of Foreign Subsidiaries securing Indebtedness incurred in accordance with Section 6.01(21);

(6)                                 Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(24); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7)                                 (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)                                 Liens on property or assets of any Restricted Subsidiary that is not a Guarantor;

(9)                                 Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10)                          Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)                          Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)                          Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)                          (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(14)                          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)                          survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(16)                          any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)                          Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)                          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)                          leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(20)                          Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)                         the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)                          Liens arising from precautionary Uniform Commercial Code financing statements;

(23)                          Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)                          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)                          Liens securing insurance premium financing arrangements;

(27)                          Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)                          Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)                          Liens:

(a)                                 of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)                                 attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)                                  in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(30)                          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)                          Liens that rank pari passu with the Liens securing the Term Loan Obligations if the Senior Secured First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the Closing Date Senior Secured First Lien Net Leverage Ratio; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and a First Lien Intercreditor Agreement (as defined in the Term Loan Credit Agreement);

(32)                          Liens that rank junior to the Liens securing the Obligations and the Term Loan Obligations if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the Closing Date Total Net Leverage Ratio; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of (x) the Intercreditor Agreement and a Junior Lien Intercreditor Agreement (as defined in the Term Loan Agreement) or (y) an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(33)                          Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $250.0 million and (b) 2.75% of Consolidated Total Assets as of the date such Liens are first created; and

(34)                          Liens securing (a) amounts owning to any Qualified Counterparty under any Specified Hedge Agreement and Cash Management Obligations, which amounts are secured under the Loan Documents and (b) Specified Hedge Obligations (as defined in the Term Loan Agreement) and Cash Management Obligations (as defined in the Term Loan Agreement), which amounts are secured under the Term Loan Documents; provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

SECTION 6.03                                      Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except the following:

(1)                                 Sale and Lease-Back Transactions with respect to property owned (a) by the Borrower or any of its Domestic Subsidiaries that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (b) by any Foreign Subsidiary of the Borrower regardless of when such property was acquired; and

(2)                                 Sale and Lease-Back Transactions with respect to any property owned by the Borrower or any Restricted Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease would not exceed $200.0 million.

SECTION 6.04                                      Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)                                 the Transactions (including payment of the purchase consideration under the Merger Agreement);

(2)                                 loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary not to exceed $25.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);

(3)                                 intercompany Investments among the Borrower and the Restricted Subsidiaries (including intercompany Indebtedness); provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) by the Borrower and the Guarantors in Restricted Subsidiaries that are not Guarantors; (b) the aggregate principal amount of Indebtedness owing to the Borrower and the Guarantors by Restricted Subsidiaries that are not Guarantors at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors that is Guaranteed by the Borrower and the Guarantors at any time outstanding, may not exceed the greater of (i) $50.0 million and (ii) 0.50% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(4)                                 Investments in Foreign Subsidiaries; provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made by the Borrower and the Restricted Subsidiaries since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value); (b) the aggregate principal amount of Indebtedness of Foreign Subsidiaries owing to the Borrower and the other Restricted Subsidiaries at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower and the other Restricted Subsidiaries at any time outstanding, when taken together with the aggregate amount of payments made with respect to entities that do not become Guarantors following Permitted Acquisitions, may not exceed the greater of (i) $100 million and (ii) 1.15% of Consolidated Total Assets as of the date any such

Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(5)                                 Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(6)                                 Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(7)                                 accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(8)                                 Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(9)                                 Hedge Agreements;

(10)                          Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (10) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(11)                          Investments resulting from pledges and deposits that are Permitted Liens;

(12)                          intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(21);

(13)                          acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower or any Subsidiary of Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(14)                          Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(15)                          Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(16)                          Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(17)                          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(18)                          Guarantees permitted under Section 6.01;

(19)                          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(20)                          Investments, including loans and advances, to any Parent Entity so long as Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(21)                          Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(22)                          purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(23)                          Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as originally in effect) or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

(24)                          any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(25)                          intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(26)                          Investments that are made with Excluded Contributions;

(27)                          Investments; provided that the aggregate fair market value of such Investments made since the Closing Date that remain outstanding (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value), when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(a) and Restricted Payments pursuant to Section 6.06(15) does not exceed, as of the date such Investments are made, $75.0 million; and

(28)                          additional Investments; provided that both immediately before such Investment is made and immediately after giving effect to such Investment, the Payment Conditions are satisfied.

SECTION 6.05                                      Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)                                 if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor;

(b)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party; and, in the case of each of the foregoing clause (a) and this clause (b), no Person other than the Borrower or a Subsidiary Loan Party receives any consideration;

(c)                                  the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d)                                 any transfer of inventory among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case,  in the ordinary course of business;

(e)                                  the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if a Responsible Officer of the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; or

(f)                                   the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Subsidiary Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10;

(2)                                 any sale, transfer or other disposition if:

(a)                                 at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(b)                                 such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of the Borrower in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)                                     any liabilities of the Borrower or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)                                  any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and

(iii)                               any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower in good faith, taken together with all other

Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $125.0 million and (B) 1.50% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(3)                                 (a) the purchase and sale of inventory in the ordinary course of business; (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business; (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business; or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4)                                 Sale and Lease-Back Transactions permitted by Section 6.03;

(5)                                 Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(6)                                 the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(7)                                 Permitted Acquisitions, including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition; provided that following any such merger, consolidation or amalgamation: (a) involving the Borrower Party, the Borrower Party is the surviving corporation; and (b), immediately before and immediately after such transaction, the Payment Conditions are satisfied;

(8)                                 leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(9)                                 sales, leases or other dispositions of inventory of the Borrower or any Restricted Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or such Restricted Subsidiary;

(10)                          acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(11)                          to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any Restricted Subsidiary that is not in contravention of Section 6.08; or

(12)                          any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower in good faith, of not more than $10.0 million.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, a Borrower Party or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Borrower in order to evidence the foregoing, in each case, in accordance with Section 10.18.

SECTION 6.06                                      Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)                                 the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to make a Restricted Payment under Section 6.06(2)(b) or incur Contribution Indebtedness;

(2)                                 Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, the Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)                                 $30.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to the next three succeeding fiscal years); plus

(b)                                 the amount of net cash proceeds contributed to the Borrower that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make a Restricted Payment under Section 6.06(1) or (2) incur Contribution Indebtedness; plus

(c)                                  the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(d)                                 the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)                                 Restricted Payments to consummate the Transactions or to pay any amounts pursuant to the Merger Agreement;

(4)                                 at any time after the consummation of a Qualified IPO, Restricted Payments in an amount equal to 6.0% per annum of the net cash proceeds received from any public sale of the Equity Interests of the Borrower or any Parent Entity that are contributed to the Borrower;

(5)                                 Restricted Payments to any Parent Entity that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated U.S. federal or combined or unitary state tax return that includes the Borrower and the Subsidiaries (or the taxable income thereof), or to any Parent Entity that is a partner or a sole owner of the Borrower in the event the Borrower is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such fiscal year if the Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group); provided that Restricted Payments will be permitted in respect of the income of an

Unrestricted Subsidiary only to the extent of the amount of cash distributed to the Borrower or any Restricted Subsidiary by such Unrestricted Subsidiary for such purpose;

(6)                                 Restricted Payments to permit any Parent Entity to:

(a)                                 pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Borrower and the Restricted Subsidiaries;

(b)                                 pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated;

(c)                                  pay franchise taxes and other fees, income or other taxes and expenses in connection with any Parent Entity’s ownership of any Restricted Subsidiary or the maintenance of its legal existence;

(d)                                 make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) or Article VII, in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)                                  pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Borrower and the Restricted Subsidiaries;

(7)                                 non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)                                 Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9)                                 so long as no Event of Default is continuing, Restricted Payments to any Parent Entity for the purpose of paying (a) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Sponsor in accordance with the Management Agreement in an amount not to exceed amounts payable pursuant to the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived) and (b) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of any Sponsor;

(10)                          Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not the Borrower or a Restricted Subsidiary is permitted under Section 6.04);

(11)                          Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into the Borrower or any Restricted Subsidiary of the Borrower in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)                          the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(13)                          Restricted Payments that are made with Excluded Contributions;

(14)                          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);

(15)                          additional Restricted Payments in an aggregate amount, when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(a) and Investments made pursuant to Section 6.04(27) that remain outstanding, not to exceed, as of the date such Restricted Payment is made, $75.0 million; or

(16)                          Restricted Payments; provided that both immediately before such Restricted Payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied.

SECTION 6.07                                      Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $15.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)                                 transactions between or among (a) the Borrower and the Restricted Subsidiaries or (b) the Borrower and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(2)                                 so long as no Event of Default is continuing, payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees and payment of all expenses and indemnification claims, in each case, in accordance with the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default will accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived);

(3)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Entity in good faith;

(4)                                 loans or advances to employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);

(5)                                 the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Restricted Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower and assets incidental to the ownership of the Borrower and its Restricted Subsidiaries));

(6)                                 the Transactions and transactions pursuant to the Transaction Documents and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower;

(7)                                 (a) any employment agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)                                 Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9)                                 any purchase by any Parent Entity of the Equity Interests of the Borrower and the purchase by the Borrower of Equity Interests in any Restricted Subsidiary;

(10)                          payments to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(11)                          transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(12)                          any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)                          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(14)                          the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith);

(15)                          the issuance of Equity Interests to the management of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with the Transactions;

(16)                          payments by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, the Borrower and any of the Restricted Subsidiaries;

(17)                          payments or loans (or cancellation of loans) to employees or consultants that are:

(a)                                 approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith;

(b)                                 made in compliance with applicable law; and

(c)                                  otherwise permitted under this Agreement;

(18)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Borrower and the Restricted Subsidiaries;

(19)                          transactions between or among the Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any Parent Entity, so long as (a) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(20)                          transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);

(21)                          the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future; and

(22)                          intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08                                      Business of the Borrower and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09                                      Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)                                 amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Restricted Subsidiary;

(2)                                 make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any (x) Junior Financing, (y) Indebtedness outstanding pursuant to Section 6.01(2) (or any Permitted Refinancing Indebtedness in respect thereof) or (z) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing or Indebtedness described in preceding clause (y), except in the case of this clause (2):

(a)                                 aggregate payments which when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(27) and the aggregate Restricted Payments pursuant to Section 6.06(15), do not exceed $75.0 million;

(b)                                 additional payments if immediately before and immediately after consummation of such payment, the Payment Conditions are satisfied;

(c)                                  (i) the conversion or exchange of any Indebtedness into or for Equity Interests of any Parent Entity and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(d)                                 any conversion or exchange of any Indebtedness into or for Indebtedness incurred (and permitted to be incurred) under Section 6.01 (other than Permitted Debt under clause (1) of the definition thereof), or any payment of Indebtedness with net cash proceeds of any substantially contemporaneous issue of Indebtedness incurred (and permitted to be incurred) under Section 6.01 (other than Permitted Debt under clause (1) of the definition thereof);

(e)                                  (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the net cash proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Indebtedness;

(f)                                   payments or distributions in respect of all or any portion of such Indebtedness with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto; or

(3)                                 permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Guarantor or Co-Borrower, Restricted Payments from such Material Subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Guarantor or Co-Borrower, the granting of Liens by such Material Subsidiary pursuant to the Security Documents, except in the case of this clause (3);

(a)                                 restrictions imposed by applicable law;

(b)                                 contractual encumbrances or restrictions:

(i)            under the Term Loan Documents;

(ii)           under the Senior Notes Documents; or

(iii)          under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (3), (4), (5), (7), (12), (15), (20), (21), (24), (27), (28) or (29), Indebtedness that is secured on a pari passu basis with Indebtedness under the Loan Documents or the Term Loan Credit Agreement, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c)                                  any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)                                 customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e)                                  any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)                                   customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(g)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)                                 customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)            customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j)                                    customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k)                                 customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(l)                                     any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m)                             restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n)                                 customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)                                 restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p)                                 any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10                                      Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured for the most recent period of four consecutive fiscal quarters for which Required Financial Statements are available (or were required to be furnished) at the time of occurrence of such Covenant Trigger Event, and each subsequent four fiscal quarter period ending during the continuance of such Covenant Trigger Event.

ARTICLE VII

Holdings Covenant

SECTION 7.01                                      Holdings Covenant.  Holdings will not, so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management

Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, conduct, transact or otherwise engage in any active trade or business other than through the Borrower and its Subsidiaries.

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(1)                                 its ownership of the Equity Interests of the Borrower;

(2)                                 the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(3)                                 the performance of its obligations with respect to the Revolving Facility, the Term Loan Credit Agreement, other Indebtedness permitted by this Agreement, the Merger Agreement and the other agreements contemplated by the Merger Agreement;

(4)                                 any offering of its common stock or any other issuance of its Equity Interests;

(5)                                 the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividended or otherwise distributed to Holdings as a permitted Restricted Payment;

(6)                                 the incurrence of Permitted Holdings Debt;

(7)                                 making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(8)                                 guaranteeing the obligations of the Borrower and its Subsidiaries;

(9)                                 participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(10)                          holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(11)                          providing indemnification to officers and directors;

(12)                          the making of Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities; and

(13)                         activities incidental to the businesses or activities described above.

ARTICLE VIII

Events of Default

SECTION 8.01                                      Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(1)                                 any representation or warranty made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made or deemed made;

(2)                                 default is made in the payment of any principal of any Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise (other than Swingline Loans that become Revolving Loans in accordance with Article II);

(3)                                 default is made in the payment of any interest on any Loan or the reimbursement of any L/C Disbursement or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4)                                 (a) default is made in the due observance or performance by Holdings, the Borrower or any other Restricted Subsidiary Loan Party or, solely with respect to Article VII, Holdings, of any covenant, condition or agreement contained in Section 5.01(1), 5.05(1), 5.07, 5.08, 5.11 (but only if such default occurs during a Cash Dominion Period), or in Article VI or Article VII or (b) Section 5.04(9) and such default shall continue unremedied for a period of five Business Days (or, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, two Business Days) following notice thereof from the Administrative Agent to the Borrower;

(5)                                 default is made in the due observance or performance by the Borrower or any other Restricted Subsidiary Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(6)                                 (a) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) the Borrower Parties or any Restricted Subsidiary fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 8.01;

(7)                                 a Change in Control occurs;

(8)                                 an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)                                 relief in respect of Holdings, any Borrower Party or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower Party or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)                                 the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower Party or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower Party or any Restricted Subsidiary; or

(c)                                  the winding up or liquidation of Holdings, any Borrower Party or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)                                 Holdings, the Borrower or any Material Subsidiary:

(a)                                 voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)                                 consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)                                  applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary;

(d)                                 files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)                                  makes a general assignment for the benefit of creditors; or

(f)                                   becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10)                          any Borrower Party or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of (a) if Excess Availability is greater than $100.0 million as of the date of such judgment, $40.0 million or (b) if Excess Availability is less than or equal to $100.0 million as of the date of such judgment, $20.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of any Borrower Party or any other Restricted Subsidiary to enforce any such judgment;

(11)                          (a) a trustee is appointed by a United States district court to administer any Plan or (b) an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, and, in each case, with respect to clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect; or

(12)                          (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are included in the Borrowing Base or otherwise are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, any Borrower Party or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than with respect to any Borrower Party described in clause (8) or (9) of this Section 8.01) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders), will, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower Parties accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(11); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower Parties described in clause (8) or (9) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower Parties accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(11), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided that, notwithstanding any of the foregoing, (w) upon the occurrence of and during the continuance of an Event of Default under Section 8.01(2) or (3) with respect to the ABL Term Loans, the Administrative Agent, at the request of the Required Term Lenders, will, by notice to the Borrower, declare the ABL Term Loans then outstanding to be forthwith due and payable in whole or in part pursuant to the foregoing clause (B), (x) upon the acceleration of the Revolving Loans hereunder, the principal of the ABL Term Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all ABL Term Loan Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties, (y) upon the acceleration of the ABL Term Loans hereunder, the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties and (z) except as expressly set forth herein (including, without limitation, in the FILO Intercreditor Provisions), no Term Lender shall have any right to affirmatively exercise any remedy with respect to the Collateral upon the occurrence and during the continuance of an Event of Default until the Discharge of ABL Revolving Claims.

SECTION 8.02                                      Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower Parties fail (or, but for the operation of this Section 8.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the Required Financial Statements are required to be delivered pursuant to Section 5.04(1) or (2) for the applicable fiscal quarter, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”) and, upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant.  In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.  If, after giving effect to the adjustments in this Section 8.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant and any related default that had occurred shall be deemed cured for the purposes of this Agreement.

ARTICLE IX

The Agents

SECTION 9.01                                      Appointment.

(1)                                 Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(2)                                 In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In connection therewith, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(3)                                 Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document

(i)            upon termination of the Commitments, the payment in full of all Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) and the expiration, termination or cash-collateralization (to the satisfaction of the respective Issuing Bank) of all Letters of Credit;

(ii)           that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; or

(iii)          if approved, authorized or ratified in writing in accordance with Section 10.08 hereof;

(b)                                 to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3) (and to the extent required by the terms thereof as of the Closing Date).

Upon request by the Administrative Agent at any time, the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(4)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents and any

Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(5)                                 The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein and subject to the proviso to the final paragraph of Section 8.01, the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.

SECTION 9.02                                      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03                                      Exculpatory Provisions.  None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)            any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii)           the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)          the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(iv)                              the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(v)                                 the value or the sufficiency of any Collateral; or

(vi)                              the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04                                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Borrowing.  The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05                                      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06                                      Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07                                      Indemnification.  The Lenders agree to indemnify each Agent and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower Parties and without limiting the obligation Holdings or the Borrower Parties to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08                                      Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09                                      Successor Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent hereunder shall, on behalf of the Lenders and the Issuing Bank appoint a successor agent which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10                                      Arrangers; Co-Syndication Agents; Co-Documentation Agents; Senior Managing Agents.  None of the Arrangers, Co-Syndication Agents, Co-Documentation Agents or Senior Managing Agents will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

ARTICLE X

Miscellaneous

SECTION 10.01                               Notices; Communications.

(1)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)                                 if to any Loan Party, the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)                                 if to any other Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(2)                                 Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)                                 Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)                                 Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(5)                                 Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02                               Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 10.03                               Binding Effect.  This Agreement shall become effective when it has been executed by Holdings, Merger Sub and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower Parties, the Subsidiary Loan Parties, each Agent, each Issuing Bank, each Lender and their respective permitted successors and assigns.

SECTION 10.04                               Successors and Assigns.

(1)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower Party without such consent shall be null and void), except pursuant to the Merger, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.  Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)                                 (a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person or a Defaulting Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Revolving Loans at the time owing to it with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)                                     the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of a written request therefor by the Administrative Agent; and

(ii)                                  the Administrative Agent, each Issuing Bank and the Swingline Lender; provided that no consent of the Administrative Agent will be required for an assignment of all or any portion of Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(b)                                 Assignments shall be subject to the following additional conditions:

(i)                                     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)                                  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment to an Approved Fund, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(iii)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(iv)                              the Assignee will not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(v)                                 the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)                                  Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)                                 The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)                                 By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Restricted Subsidiary or the performance or observance by Holdings, the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)                                 (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(4) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Lender shall indemnify the Loan Parties for any Taxes (including any additions to Tax) attributable to or resulting from such Lender’s failure to comply with the provisions of this Section 10.04(4)(a) relating to the maintenance of a Participant Register.

(b)                                 A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(5) as though it were a Lender.

(5)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)                                 The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7)                                 If the Borrower wishes to replace the Loans or Commitments with ones having different terms (which would otherwise have been permitted in accordance with Section 10.08(4) if made as new Loans or Commitments), it shall have the option, with the consent of the Administrative Agent and, where relevant, the Swingline Lender and each Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)                                 Notwithstanding the foregoing, no assignment may be made or participation sold to an Disqualified Institution without the prior written consent of the Borrower; provided that, in connection with a participation, the Lenders shall have received a list of the Disqualified Institutions prior to the executions of such participation rights.

SECTION 10.05                               Expenses; Indemnity.

(1)                                 If the Transactions are consummated and the Closing Date occurs, the Borrower Parties, jointly and severally, agree to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent (and in the case of enforcement of this Agreement, each Lender) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers (which shall be White & Case LLP), one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent, the Arrangers and, in the case of enforcement of this Agreement, the Lenders.

(2)                                 The Borrower Parties, jointly and severally, agree to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)                                 the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)                                 the use of the proceeds of the Loans; or

(c)                                  any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors; provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent or Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrower or their Restricted Subsidiaries.

(3)                                 Subject to and without limiting the generality of the foregoing sentence, the Borrower Parties, jointly and severally, agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result any claim related in any way to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)                                 Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than (x) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim and (y) expenses related to the enforcement of Section 2.17 or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.17.

(5)                                 To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, any Letter of Credit, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)                                 The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.  All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06                               Right of Set-off.

(1)                                 If an Event of Default shall have occurred and be continuing, each Revolving Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Revolving Lender or such Issuing Bank to or for the credit or the account of Holdings, any Borrower Party or any Subsidiary Loan Party against any and all of the Obligations (except to the extent relating to ABL Term Loans) of Holdings, any Borrower Party or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Revolving Lender or such Issuing Bank, irrespective of whether or not such Revolving Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured.  The rights of each Revolving Lender and each Issuing Bank under this Section 10.06(1) are in addition to other rights and remedies (including other rights of set-off) that such Revolving Lender or such Issuing Bank may have, but may be exercised only at the direction of the Administrative Agent or the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders).

(2)                                 After the Discharge of ABL Revolving Claims, if an Event of Default shall have occurred and be continuing, each ABL Term Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such ABL Term Lender to or for the credit or the account of Holdings, any Borrower Party or any Subsidiary Loan Party against any and all of the Obligations (to the extent relating to the ABL Term Loans) of Holdings, any Borrower Party or any Subsidiary Loan Party now or hereafter existing under this

Agreement or any other Loan Document held by such ABL Term Lender, irrespective of whether or not such ABL Term Lender shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured.  The rights of each ABL Term Lender under this Section 10.06(2) are in addition to other rights and remedies (including other rights of set-off) that such ABL Term Lender may have, but may be exercised only at the direction of the Administrative Agent or the Required Term Lenders and only after the Discharge of ABL Revolving Claims.

SECTION 10.07                               Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.08                               Waivers; Amendment.

(1)                                 No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)                                 as provided in Sections 2.21, 2.22, 2.23 and 10.20;

(b)                                 in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or after the Discharge of ABL Revolving Claims, the Required Term Lenders); and

(c)                                  in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders (or after the Discharge of ABL Revolving Claims, the Required Term Lenders);

provided, however, that, except as provided in Sections 2.21, 2.22, 2.23 and 10.20, no such agreement will:

(i)                                     decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender adversely directly affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit;

(ii)                                  increase or extend the Commitment or ABL Term Loan Commitment of any Lender or decrease, waive or excuse the Commitment Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments or ABL Term Loan Commitments shall not constitute an increase of the Commitments or ABL Term Loan Commitments of any Lender);

(iii)                               extend any date on which payment of principal or interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv)                              amend the provisions of Section 2.18 of this Agreement, Section 5.2 of the Collateral Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender adversely affected thereby;

(v)                                 change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower Parties would be increased, or increase any of the percentages set forth in the definition of “Borrowing Base”, without the prior written consent of Lenders which would constitute the Required Lenders if the percentage “50.0%” contained in the definition thereof were changed to “66-2/3%” (such Lenders, the “Supermajority Lenders”); provided that the foregoing shall not limit the ability of the Administrative

Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;

(vi)                              amend or modify the provisions of this Section 10.08 or the definition of the term “Supermajority Lenders”, “Required Lenders”, or “Required Term Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of Supermajority Lenders, Required Lenders or Required Term Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each applicable Lender;

(vii)                           release a material portion of the Collateral (or subordinate the Liens in favor of the Administrative Agent on a material portion of the Collateral), unless pursuant to a transaction permitted by this Agreement, or release any of Holdings, any Borrower Party or any other Subsidiary Loan Party from their respective obligations as a Borrower Party or Subsidiary Loan Party under this Agreement or from their respective Guarantees under the Collateral Agreement (as applicable), unless, in the case of a Subsidiary Loan Party (other than the Borrower), all or substantially all the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(viii)                        increase the aggregate Revolving Facility Commitments, other than as provided in Section 2.21, without the prior written consent of each Revolving Lender; or

(ix)                              at any time when there is outstanding more than one tranche of Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more tranches in a manner different than that which applies to one or more other tranches, without the consent of Lenders holding a majority of each tranche of such adversely affected Loans;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)                                 Without the consent of the Administrative Agent or any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)                                 Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.21, Refinancing Amendments in accordance with Section 2.22, Extension Amendments in accordance with Section 2.23, and such Incremental Facility Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(5)                                 Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate (a) any Incremental Commitments on substantially the same basis as the Revolving Loans or (b) any ABL Term Loans or ABL Term Loan Commitments, subject to the FILO Intercreditor Provisions and the express terms hereof as they relate to ABL Term Loans or ABL Term Loan Commitments and ABL Term Lenders.

(6)                                 Notwithstanding the foregoing, no consent of any Defaulting Lender will be required other than with respect to any amendment or waiver set forth in clauses (a) through (c) of Section 10.08(2) that directly and adversely affects such Lender.

(7)                                 Prior to the Discharge of ABL Revolving Claims, any amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement solely affecting the ABL Term Lenders will be in writing and signed by the Administrative Agent and the Required Term Lenders.  Prior to the Discharge of ABL Revolving Claims, it is understood that no Term Lender will have any voting or consent rights under, or with respect to, any Loan Document other than as expressly provided herein.

(8)                                 Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 10.09                               Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.  In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

SECTION 10.10                               Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11                               WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12                               Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid,

illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 10.14                               Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15                               Jurisdiction; Consent to Service of Process.

(1)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16                               Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees (and agrees to cause each of its respective Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Merger or the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that (1) has become generally available to the public other than as a result of a disclosure by such party; (2)  has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 10.16; or (3) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a)                                 to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure;

(b)                                 as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure;

(c)                                  to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d)                                 in order to enforce its rights under any Loan Document in a legal proceeding;

(e)                                  to any pledgee or assignee under Section 10.04(5) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement

(so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16); and

(f)                                   to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

SECTION 10.17                               Platform; Borrower Materials.  The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders and the Issuing Bank materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)                                 all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)                                 by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c)                                  all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)                                 the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 10.18                               Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of a Borrower Party) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity

Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than a Borrower Party) in a transaction permitted by Section 6.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable) shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable).  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and all Commitments are terminated Letters of Credit expired, terminated or cash collateralized on terms satisfactory to the Issuing Bank.

SECTION 10.19                               USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20                               Security Documents and Intercreditor Agreements.  (a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Claims (as defined in the Intercreditor Agreement), the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the Term Loan Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document) under the terms and provisions of the Term Loan Documents.  Each Lender hereunder (i) consents to the subordination of Liens on Term Priority Collateral provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as ABL Agent (as defined in the Intercreditor Agreement) and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

(b)                                 The parties hereto authorize the Administrative Agent to enter into any (x) Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and (y) any other intercreditor agreement as may be contemplated herein or determined by the Administrative Agent to be consistent herewith, in such form as may be satisfactory to the Administrative Agent.  The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

SECTION 10.21                               No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 10.22                               No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower Parties acknowledges and agrees that:  (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrower Parties, on the one hand, and the Agents and the Arrangers, on the other hand, (b) the Borrower Parties and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate, and (c) the Borrower Parties and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower Party, Holdings, or any other Person and (b) neither any Agent nor any Arranger has any obligation to any Borrower Party, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parties, Holdings and their respective Affiliates, and neither any Agent nor any has any obligation to disclose any of such interests to the Borrower Parties, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower Party and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23                               Incorporation by Reference  The FILO Intercreditor Provisions are hereby incorporated by reference in this Agreement and apply to each ABL Term Lender, and to all ABL Term Loans at any time incurred or outstanding hereunder, as fully as if set forth herein in their entirety.  Each ABL Term Lender, by extending ABL Term Loans or acquiring same by assignment, agrees to be bound by the FILO Intercreditor Provisions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date first written above.

MARIPOSA MERGER SUB LLC, as Borrower (which on the Closing Date shall be merged with and into NEIMAN MARCUS GROUP LTD INC., with NEIMAN MARCUS GROUP LTD INC. surviving such merger as Borrower)

By:	/s/ Adam Stein
	Name:	Adam Stein
	Title	Treasurer

MARIPOSA INTERMEDIATE HOLDINGS LLC, as Holdings

By:	/s/ Adam Stein
	Name:	Adam Stein
	Title	Treasurer

[Mariposa — ABL Credit Agreement]

The undersigned hereby confirms that, as a result of its merger with MARIPOSA MERGER SUB LLC, it hereby assumes all of the rights and obligations of MARIPOSA MERGER SUB LLC under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby agrees to be joined to this Agreement as Borrower thereunder:

NEIMAN MARCUS GROUP LTD INC., as Borrower

By:	/s/ James E. Skinner
	Name:	James E. Skinner
	Title	Executive Vice President

[Mariposa — ABL Credit Agreement]

BERGDORF GOODMAN INC.,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

BERGDORF GRAPHICS, INC.,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

BERGDORFGOODMAN.COM, LLC,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NEMA BEVERAGE CORPORATION,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NEMA BEVERAGE HOLDING CORPORATION,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

[Mariposa — ABL Credit Agreement]

NEMA BEVERAGE PARENT CORPORATION,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NM FINANCIAL SERVICES, INC.,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NM NEVADA TRUST,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NMGP, LLC,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

THE NEIMAN MARCUS GROUP, INC.,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Tracy M. Preston
Title: Senior Vice President

[Mariposa — ABL Credit Agreement]

WORTH AVENUE LEASING COMPANY,
as Co-Borrower

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

[Mariposa — ABL Credit Agreement]

BG PRODUCTIONS, INC.,
as Subsidiary Loan Party

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NM BERMUDA, LLC,
as Subsidiary Loan Party

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NMG GLOBAL MOBILITY, INC.,
as Subsidiary Loan Party

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

NMG MEDIA, INC.,
as Subsidiary Loan Party

By:	/s/ Brenda A. Sanders
Name: Brenda A. Sanders
Title: Secretary

[Mariposa — ABL Credit Agreement]

MARIPOSA BORROWER, INC.,
as Subsidiary Loan Party

By:	/s/ Adam Stein
Name: Adam Stein
Title: Treasurer

[Mariposa — ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Swingline Lender, and Issuing Bank

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

[Mariposa — ABL Credit Agreement]

Wells Fargo Bank, N.A.,
as Joint Lead Arranger and Bookrunner,
Co-Documentation Agent, and Lender

By:	/s/ William Chan
William Chan
Director

[Mariposa — ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent & Lender

By:	/s/ Andrew Ray
Name: Andrew Ray
Title: Authorized Officer

[Mariposa — ABL Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ David Vega
Name: David Vega
Title: Managing Director

[Mariposa — ABL Credit Agreement]

General Electric Capital Corporation.,
as Lender

By:	Nicole Cipriani
Name: Nicole Cipriani
Title: Duly Authorized Signatory

[Mariposa — ABL Credit Agreement]

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Daniel Gioia
Name: Daniel Gioia
Title: Authorized Signatory

By:	/s/ Philippe Pepin
Name: Philippe Pepin
Title: Authorized Signatory

[Mariposa — ABL Credit Agreement]

SunTrust Bank,
as Lender

By:	/s/ Chad Ramsey
Name: Chad Ramsey
Title: Director

[Mariposa — ABL Credit Agreement]

BMO Harris Bank N.A.,
as Lender

By:	/s/ Michael W. Scolaro
Name: Michael W. Scolaro
Title: Managing Director

[Mariposa — ABL Credit Agreement]

Regions Bank, as Lender

By:	/s/ Daniel Wells
Name: Daniel Wells
Title: Attorney in Fact

[Mariposa — ABL Credit Agreement]

UBS LOAN FINANCE LLC,
as Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

[Mariposa — ABL Credit Agreement]

Credit Suisse AG, Cayman Islands Branch,
as Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

[Mariposa — ABL Credit Agreement]